Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

between

AKORN, INC.,

AKORN ENTERPRISES, INC.

and

HI-TECH PHARMACAL CO., INC.

dated as of

August 26, 2013

i

ii

iii

TABLE OF DEFINED TERMS

Term	Cross Reference
Acceptable Confidentiality Agreement	Section 6.7(a)
Acquisition Proposal	Section 6.7(f)
Acquisition Proposal Documentation	Section 6.7(d)
Alternative Committed Financing	Section 6.12(a)
Affected Employees	Section 6.9(a)
Affiliate	Section 9.8(a)
Affiliated Group	Section 3.14(n)
Agreement	Preamble
ANDA	Section 6.13(a)
Applicable Antitrust Laws	Section 3.3(b)
Applicable Law	Section 3.3(a)
Assignee	Section 9.14
Business Day	Section 9.8(b)
Certificates	Section 2.3(b)
Change of Recommendation	Section 6.7(d)
Claim	Section 3.12(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.3(h)
Commitment Letter	Section 4.7(b)
Common Stock	Section 2.1(b)
Company	Preamble
Company Board Recommendation	Section 3.2
Company Disclosure Letter	Article III
Company Intellectual Property	Section 3.10(a)
Company Material Contracts	Section 3.11(a)
Company Plans	Section 3.15(a)
Confidentiality Agreement	Section 6.4
Contract	Section 3.3(a)
Copyright	Section 3.10(d)
D&O Indemnified Liabilities	Section 6.10(a)
D&O Indemnified Parties	Section 6.10(a)
DEA	Section 9.8(c)
DGCL	Section 1.1
Dissenting Shares	Section 2.1(d)
Effective Time	Section 1.3
EMEA	Section 9.8(d)
Environmental Claim	Section 3.13(c)
Environmental Laws	Section 3.13(c)
Environmental Permits	Section 3.13(c)
ERISA	Section 3.15(a)
Exchange Act	Section 3.3(b)
FDA	Section 3.1(a)
Final Policy	Section 3.22(j)

iv

Financial Statements	Section 3.5(b)
Financing	Section 4.7(b)
Financing Documents	Section 9.13(b)
Financing Failure	Section 9.8(e)
Financing Sources	Section 4.7(b)
GAAP	Section 3.5(b)
Governmental Authority	Section 3.3(b)
Hazardous Materials	Section 3.13(c)
Healthcare Regulatory Authority	Section 9.8(f)
Healthcare Regulatory Authorizations	Section 9.8(g)
HSR Act	Section 3.3(b)
Infringe	Section 3.10(d)
Intellectual Property	Section 3.10(d)
Intervening Event	Section 6.7(f)
Intervening Event Termination Fee	Section 8.3
IRS	Section 3.15(a)
Judgment	Section 3.12(a)
Knowledge of the Company	Section 9.8(h)
Leased Real Property Schedule	Section 3.9(a)
Liens	Section 3.4(b)
Marketing Period	Section 9.8(i)
Marks	Section 3.10(d)
Mask Works	Section 3.10(d)
Material Adverse Effect	Section 3.1(a)
Maximum Premium	Section 6.10(b)
Merger	Recitals
Merger Consideration	Section 2.1(c)
NDAs	Section 3.22(k)
Notice of Intervening Event	Section 6.7(e)(ii)
Notice of Superior Proposal	Section 6.7(e)(i)
Owned Real Property	Section 3.9(b)
Parent	Preamble
Parent Termination Fee	Section 8.4(a)
Patents	Section 3.10(d)
Paying Agent	Section 2.3(a)
Payment Fund	Section 2.3(a)
PBGC	Section 3.15(c)(iii)
Permits	Section 3.12(b)
Permitted Encumbrances	Section 3.9(a)
Person	Section 9.8(j)
Preferred Stock	Section 3.4(a)
Proxy Statement	Section 6.1(b)
Purchaser	Preamble
Purchaser Material Adverse Effect	Section 4.1
Representatives	Section 6.2
Required Information	Section 6.12(b)

v

SEC	Section 3.3(b)
SEC Documents	Section 3.5(a)
Securities Act	Section 3.5(a)
Share	Section 2.1(b)
Stock Plans	Section 2.2(a)
Stock Rights Payment	Section 2.2(a)
Stock Rights	Section 2.2(a)
Stockholders Meeting	Section 6.1(a)
Subsidiary	Section 3.1(c)
Superior Proposal	Section 6.7(f)
Surviving Corporation	Section 1.1
Tax Return	Section 3.14(n)
Taxes	Section 3.14(n)
Termination Date	Section 8.1(c)
Termination Fee	Section 8.3
Trade Secret	Section 3.10(d)
Voting Agreement	Recitals

vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 26, 2013 (this “Agreement”), is by and between Akorn, Inc., a Louisiana corporation (“Parent”), Akorn Enterprises, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), on the one hand, and Hi-Tech Pharmacal Co., Inc., a Delaware corporation (the “Company”), on the other hand.

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Purchaser, and the Company have determined that it would be advisable and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, to effectuate the acquisition, it is proposed that Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation in such merger (the “Merger”);

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of their respective stockholders;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Purchaser to enter into this Agreement, certain stockholders of the Company have entered into a Voting Agreement (a “Voting Agreement”) in connection with the Merger; and

WHEREAS, the Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and other terms contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Article I
THE MERGER

Section 1.1            The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Merger shall be effected and Purchaser shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation (as such, the “Surviving Corporation”).

Section 1.2            Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of all of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on the later of (i) the second Business Day following satisfaction or waiver of all of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, and (ii) the earlier of (A) a date during the Marketing Period to be specified by Parent on no fewer than three Business Days’ notice to the Company and (B) the third Business Day following the final day of the Marketing Period (the “Closing Date”) (subject, in each case of subclauses (A) and (B) of this clause (ii), to the satisfaction or waiver of all of the conditions set forth in Article VII as of the date determined pursuant to this Section 1.2, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Arent Fox LLP, 1675 Broadway, New York, New York 10019, unless another date, time, or place is agreed to in writing by the parties hereto.

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Section 1.3            Effective Time. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties hereto shall cause to be filed with the Secretary of State of Delaware a certificate of merger and any other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL and other Applicable Law in connection with the Merger. The Merger shall become effective upon the filing, acceptance and effectiveness of the certificate of merger with the Delaware Secretary of State, or at such later time as is mutually agreed by the parties and set forth therein (the “Effective Time”).

Section 1.4            Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL, including Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property and assets of the Company and Purchaser shall vest in the Surviving Corporation, and all liabilities and obligations of the Company and Purchaser shall become liabilities and obligations of the Surviving Corporation.

Section 1.5            Certificate of Incorporation; Bylaws. From and after the Effective Time, (i) the Certificate of Incorporation of the Company shall be amended as a result of the Merger so as to read in its entirety as the certificate of incorporation of Purchaser except that Article I thereof shall be amended to properly reflect the name of the Surviving Corporation and with such modifications as may be required by Section 6.10 and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and Applicable Law and (ii) the Bylaws of the Company shall be amended as a result of the Merger so as to read in their entirety as the bylaws of Purchaser and with such modifications as may be required by Section 6.10 and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and Applicable Law.

Section 1.6            Directors; Officers. From and after the Effective Time, (i) the directors of the Purchaser shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (ii) the officers of the Company shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

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Article II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1            Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of any shares of capital stock of the Company:

(a)                Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid, and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)               Each share of common stock, par value $0.01 per share (the “Common Stock”), of the Company (each a “Share”) that is held in the treasury of the Company and each Share issued and outstanding immediately prior to the Effective Time that is owned by the Company or by Parent, Purchaser, or any other wholly-owned Subsidiary of Parent or the Company (other than Shares in trust accounts, managed accounts, custodial accounts, and the like that are beneficially owned by third parties) shall automatically be cancelled and shall cease to exist, and no cash or other consideration shall be delivered or be deliverable in exchange therefor.

(c)                At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares) shall be converted into the right to receive $43.50 in cash (the “Merger Consideration”), payable to the holder thereof, without any interest thereon, less any required withholding taxes, upon surrender and exchange of a Certificate (defined below). All Shares that have been so converted shall be cancelled automatically and shall cease to exist, and the holders of Certificates shall cease to have any rights with respect to the Shares formerly evidenced thereby except for the right to receive the Merger Consideration in accordance with the terms of this Agreement, and until surrendered to the Paying Agent as set forth below, each Certificate shall represent for all purposes with respect to each Share formerly evidenced thereby only such right to receive the Merger Consideration (without interest). Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of Shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of Shares, then the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of Shares.

(d)               Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such Shares who have properly exercised appraisal rights with respect thereto (the “Dissenting Shares”) in accordance with Section 262 of the DGCL, shall not be converted into the right to receive the Merger Consideration and, at the Effective Time be cancelled and cease to exist, and holders of Dissenting Shares shall be entitled only to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted into, and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 2.1(d), if the Merger is not consummated then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company will give Parent (x) notice of any demands received by the Company for appraisals and (y) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals or compromise, or offer to settle or settle any such demands.

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Section 2.2            Company Stock Plans.

(a)                Prior to the Effective Time, the Company’s Board of Directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary, including obtaining the consent of the individual holders, to provide for the cancellation, effective at the Effective Time, of all the outstanding options, restricted stock grants, restricted stock subject to vesting or similar rights to purchase or acquire Shares (“Stock Rights”), whether or not vested, heretofore granted under any stock option or similar plan of the Company or other agreement or arrangement (the “Stock Plans”), without any payment therefor except as otherwise provided for herein. Immediately prior to the Effective Time, the Company shall accelerate the vesting of all unvested Stock Rights and each then vested Stock Right shall thereafter no longer be exercisable but shall entitle each holder thereof, in cancellation and settlement therefor, to a payment in cash by the Company, at the Effective Time, equal to the Merger Consideration, less the applicable exercise price of such Stock Right, if any (the “Stock Rights Payment”). Any payment made hereunder shall be subject to all applicable federal, state, local and foreign tax withholding requirements and to the extent that amounts are withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Stock Right. Within two (2) Business Days following the Effective Time, Parent shall deposit or cause to be deposited with the Company an amount necessary to make payment of the aggregate amounts of Merger Consideration due to holders of Stock Rights pursuant to this Section 2.2, by wire transfer of immediately available funds. Promptly following the Effective Time, the Surviving Corporation shall make payments to holders of Stock Rights as set forth herein.

(b)               As of the Effective Time, the Stock Plans shall terminate and all rights under any provision of any other plan, program, or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary shall be cancelled. At and after the Effective Time, no Person shall have any right under the Stock Rights, the Stock Plans, or any other plan, program, or arrangement with respect to equity securities of the Surviving Corporation or any Subsidiary thereof, except the right to receive the Stock Rights Payment.

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Section 2.3            Payment for Shares.

(a)                Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration payable upon the conversion of Shares pursuant to Section 2.1(c) (the “Payment Fund”). For purposes of determining the aggregate Merger Consideration to be made available, Parent shall assume that there will be no Dissenting Shares. If for any reason the Payment Fund is inadequate to pay the amounts to which holders of Shares are entitled pursuant to this Section 2.3, Parent shall be liable for the payment thereof. The expenses of the Paying Agent shall be paid by Parent or the Surviving Corporation, as the case may be.

(b)               As soon as reasonably practicable after the Effective Time, but in any event, no later than the second Business Day after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (other than the Company or any of its Subsidiaries or Parent, Purchaser, or any other Subsidiary of Parent) of a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding Shares (the “Certificates”), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Shares, as applicable, shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of (x) the number of Shares formerly represented by such Certificate and (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any cash payable upon the surrender of any Certificate. If payment is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or established to the satisfaction of Parent and the Surviving Corporation that such taxes have been paid or are not applicable.

(c)                In the event any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed, the Paying Agent will issue in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Agreement; provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen, or destroyed.

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(d)               The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.

(e)                The Paying Agent shall invest the Payment Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or (iv) certificates of deposit, bank repurchase agreements, or bankers’ acceptances of commercial banks with capital exceeding $10,000,000,000.00. Any net earnings with respect to the Payment Fund shall be the property of and paid over to Parent as and when requested by Parent. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(f)                Any portion of the Payment Fund that remains undistributed to the holders of Certificates twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates that have not theretofore complied with the terms hereof shall thereafter look only to Parent, and only as general creditors thereof, for payment of their claim for any Merger Consideration.

(g)               None of Parent, Purchaser, the Surviving Corporation, or the Paying Agent shall be liable to any Person in respect of any payments or distributions payable from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

(h)               Parent and Purchaser shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Stock Rights, or Certificates such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of applicable state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

(i)                 At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration on the records of the Company of transfers of any shares of capital stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a Certificate (other than representing Shares described in Section 2.1(b)) is presented to the Surviving Corporation, it shall be cancelled and exchanged as provided in this Section 2.3.

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(j)                 In the case of any outstanding Shares that are uncertificated, the parties shall make such adjustments to this Section 2.3 as are necessary or appropriate to implement the same purpose and effect that this Section 2.3 has with respect to Shares that are represented by Certificates.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except to the extent disclosed (i) in the Company’s SEC Documents (defined below) filed with the SEC since April 30, 2012 and publicly available prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements and any other disclosures included in such SEC Documents to the extent they are predictive or forward-looking in nature), or (ii) under the corresponding section in the letter dated the date of this Agreement from the Company to Parent (the “Company Disclosure Letter”) (it being understood that any information set forth in one section of the Company Disclosure Letter shall be deemed to qualify the representation and warranty set forth in this Agreement to which it corresponds in number and each other representation and warranty set forth in this Article III to the extent that it is reasonably apparent on its face that such information is relevant to such other representation and warranty), the Company represents and warrants to Parent and Purchaser as follows:

Section 3.1            Organization, Standing and Corporate Power; Subsidiaries.

(a)                The Company and each of its Subsidiaries is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, a “Material Adverse Effect” with respect to the Company means any event, change, circumstance, effect or state of facts that (i) has, or would reasonably be expected to have, a materially adverse effect on the financial condition, business, assets, or results of operations of the Company and its Subsidiaries taken as a whole, other than those arising out of (1) general economic conditions, (2) conditions generally affecting industries in which the Company or its Subsidiaries operates, (3) the financial markets, (4) the entering into, the public announcement or disclosure or the pendency of this Agreement or the transactions contemplated hereby (other than for purposes of any representation or warranty contained in Section 3.3), the taking of any action explicitly required by this Agreement or at the written request of, or with the written consent of, Parent or Purchaser or the identity of, or any facts or circumstances relating to, Parent, Purchaser or any of their respective Affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with other Persons, including Governmental Authorities, customers, suppliers, officer or employees, (5) any litigation brought or threatened by stockholders of the Company (whether on behalf of the Company or otherwise) in respect of the announcement of this Agreement or the consummation of the Merger or any of the transactions contemplated hereby), (6)  any act of God or any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (7) any change in political or social conditions, (8) any change or proposed change in Applicable Law (as defined herein) or interpretations thereof, (9) any change in GAAP (or authoritative interpretations thereof), (10) any failure by the Company to meet analysts’ revenue or earning projections or any change in or failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the exception in this clause shall not prevent or otherwise affect a determination that any event, change, circumstance, effect or state of facts underlying such failure has, or would reasonably be expected to have, resulted in a Material Adverse Effect), (11) any change in the price or trading volume of the Common Stock (it being understood that the exception in this clause shall not prevent or otherwise affect a determination that any event, change, circumstance, effect or state of facts underlying such failure has, or would reasonably be expected to have, resulted in a Material Adverse Effect), or (12) except as a result of a breach of or inaccuracy in Section 3.22, the determination by, or the delay of a determination by, the US Food and Drug Administration (“FDA”) or any other Governmental Authority, or any panel or advisory body empowered or appointed thereby, in each case, after the date of this Agreement, with respect to the approval or non-approval of any products (except with respect to any supply interruption, discontinuance or product recall of any products that are currently being marketed or commercialized by the Company or any of its Subsidiaries), new methods of delivery for existing products or new dosages for existing products, in each case of the Company or its Subsidiaries; provided that the events, changes, circumstances, effects or state of facts set forth in the foregoing clauses (1), (2), (3), (5), (6), (7) and (8) may be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur, in each case to the extent, and only to the extent, that such events, changes, circumstances, effects or state of facts have a disproportionate adverse impact on the Company Parties and their Subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company or its Subsidiaries operate, or (ii) prevents, materially impedes or materially delays, or would reasonably be expected to prevent, materially impede or materially delay the Company’s ability to consummate the transactions contemplated by this Agreement.

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(b)               The Company has delivered or made available to Parent true, complete and correct copies of the Certificate of Incorporation and Bylaws of the Company, in each case as amended to date, each of which is in full force and effect.

(c)                Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2013 sets forth a true, correct, and complete list of all subsidiaries of the Company required to be so reported (each a “Subsidiary” and collectively “Subsidiaries”). Except as set forth in such Exhibit 21.1, all Subsidiaries of the Company are wholly owned directly or indirectly by the Company.

Section 3.2            Corporate Authorization. The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized, and this Agreement has been approved by the Board of Directors of the Company, and no other corporate proceeding on the part of the Company, other than the approval of the Company’s stockholders described in Section 3.18, is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby. As of the date hereof, the Board of Directors of the Company has, by resolutions duly adopted at a meeting duly called and held, which resolutions have not been rescinded, modified or withdrawn as of the time of the execution and delivery of this Agreement, by unanimous vote of those directors present and voting (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, and has resolved, subject to Section 6.7, to recommend adoption of this Agreement to the holders of Shares (the “Company Board Recommendation”), and (ii) directed that this Agreement be submitted to the holders of Shares for their adoption at a stockholders’ meeting duly called and held for such purpose. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

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Section 3.3            Consents and Approvals; No Violations.

(a)                Except as set forth in Section 3.3 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with the provisions hereof will not, (i) violate any of the provisions of the Certificate of Incorporation or Bylaws of the Company or the comparable governing documents of any Subsidiary of the Company, in each case as amended to date, (ii) subject to the governmental filings and other matters referred to in Section 3.3(b), conflict with or result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any indenture, credit agreement, or other agreement, contract, lease, note, permit, concession, franchise, license, or other instrument or undertaking (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in Section 3.3(b), conflict with or violate any law, rule, regulation, statute, ordinance, guideline, code, order, ruling, judgment, injunction, pronouncement, decree or other legally enforceable requirement (including common law) of any Governmental Authority (“Applicable Law”), except, in the case of clauses (ii) or (iii) above, for any such conflicts, breaches, defaults, violations, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or materially delay or impair consummation of the transactions contemplated hereby.

(b)               No consent, approval, order or authorization of, or declaration, registration or filing with, or notice to, any nation or government or multinational body, any state, province, territory, municipality, district, agency, commission, or other political subdivision thereof, or any entity (including a court, arbitrator or other tribunal) exercising executive, legislative, judicial, or administration functions of or pertaining to government (a “Governmental Authority”), which has not been received or made, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or under any foreign antitrust statutes, rules or regulations (collectively with the HSR Act, the “Applicable Antitrust Laws”), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) the Proxy Statement (defined below) and (B) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and state securities or “blue sky” laws as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) any filing as required under the rules and regulations of the NASDAQ stock market, (v) any other consents, approvals, authorizations, filings, or notices the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and (vi) as may be necessary as a result of any facts or circumstances relating solely to Parent, Purchaser, or any of their Affiliates.

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Section 3.4            Capital Structure.

(a)                Except as set forth in Section 3.4 of the Company Disclosure Letter, the authorized capital stock of the Company consists solely of 50,000,000 shares of Common Stock and 3,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). At the close of business on August 23, 2013, 13,594,182 shares of Common Stock were outstanding and no shares of Preferred Stock were outstanding. There were outstanding as of August 23, 2013 no options, warrants, or other rights to acquire capital stock from the Company other than Stock Rights representing in the aggregate the right to purchase or acquire up to 2,453,679 shares of Common Stock. Since August 23, 2013, no Stock Rights have been issued and no shares of Common Stock have been issued except for shares of Common Stock issued pursuant to the exercise or settlement of Stock Rights outstanding as of August 23, 2013. Except (i) as set forth above or (ii) as a result of the exercise of Stock Rights outstanding as of August 23, 2013, there are outstanding (A) no shares of capital stock or other voting securities of the Company, (B) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (C) no Stock Rights or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (D) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights.

(b)               All outstanding shares of capital stock of the Company and each of its Subsidiaries are validly issued, fully paid, and nonassessable, and, in the case of the Subsidiaries, are owned by the Company, by one or more Subsidiaries of the Company, or by the Company and one or more such Subsidiaries, free and clear of all pledges, claims, liens, charges, mortgages, conditional sale or title retention agreements, hypothecations, collateral assignments, options, rights of first refusal, security interests, easements, licenses and other encumbrances of any kind or nature whatsoever (collectively, “Liens”) except for Permitted Encumbrances.

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(c)                Except as described above, none of the Company and its Subsidiaries has or is subject to or bound by or, at the Effective Time, will have or be subject to or bound by, any outstanding Stock Right, warrant, call, subscription or other right (including any preemptive or similar right and whether or not currently exercisable), agreement, or commitment that (i) obligates the Company or any Subsidiary of the Company to issue, sell or transfer, or repurchase, redeem, or otherwise acquire, any shares of the capital stock of, or other equity or voting interests in, the Company or any Subsidiary of the Company, (ii) obligates the Company or any of its Subsidiaries to provide funds or make any investment (in the form of a loan, capital contribution, or otherwise) in any such Subsidiary or any other entity, (iii) restricts the transfer of any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or (iv) is a stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or relates to the holding, voting, or disposition of any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

(d)               Section 3.4(d) of the Company Disclosure Letter sets forth, as of the close of business on the Business Day immediately preceding this Agreement, a list of each Stock Right outstanding, which list specifies (i) the name of the holder, (ii) the number of Shares subject to such Stock Right, and (iii) the exercise price of any such Stock Right.

Section 3.5            SEC Documents.

(a)                The Company has filed or furnished on a timely basis all required reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein) with the SEC on or after April 30, 2011 (such reports, schedules, forms, statements, and other documents being hereinafter referred to as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent amended or superseded by a later filing prior to the date hereof. As of the date hereof, there are no material outstanding or unresolved written comments received from the SEC with respect to any of the SEC Documents.

(b)               The consolidated financial statements (including any related notes and schedules) of the Company included in the SEC Documents (the “Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

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(c)                The Company maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the SEC Documents is recorded and reported on a timely basis to the individuals responsible for the preparation of the SEC Documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since April 30, 2011, the Company has disclosed to the Company’s auditors and the Audit Committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that were Known to the Company and (B) any fraud or allegation of fraud Known to the Company that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d)               Since April 30, 2011, (i) to the Knowledge of the Company, none of the Company or any of its Subsidiaries or any of their directors or executive officers has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Board of Directors of the Company, any committee thereof or to any executive officer of the Company evidence of a material violation of securities laws, a breach of fiduciary duty or a similar material violation by the Company or any of its Subsidiaries or any of their officers, directors or employees.

Section 3.6            Absence of Certain Changes or Events. Except as set forth in Section 3.6 of the Company Disclosure Letter, since April 30, 2013, (a) the Company has operated in all material respects in the ordinary course of business consistent with past practice, and (b) there has not been (i) any event, change, occurrence, or development of a state of facts or circumstances that has had a Material Adverse Effect on the Company; (ii) any declaration, setting aside or payment of any extraordinary dividend or other distribution (whether in cash, stock or property) with respect to the Common Stock or any repurchase or redemption for value by the Company of Common Stock; (iii) any split, combination or reclassification of Common Stock or any issuance, or the authorization of any issuance, of any other securities in respect of, in lieu of or in substitution for shares of Common Stock; (iv) any disposition of any material assets of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice; or (v) any authorization of, or commitment or agreement to take, any of the actions described in clauses (ii) through (iv).

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Section 3.7            No Undisclosed Liabilities. Except (a) as set forth in Section 3.7 of the Company Disclosure Letter or (b) to the extent accrued or reserved in the Financial Statements of the Company included in the SEC Documents filed prior to the date of this Agreement, none of the Company and its Subsidiaries has any liabilities or obligations of any nature, whether accrued, contingent, absolute, or otherwise that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet of the Company (including the notes thereto), except for those arising in the ordinary course of business consistent with past practice since April 30, 2013, or that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.8            Certain Information. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and will not, at the time it is filed with the SEC or published, sent, or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is hereby made by the Company with respect to any information supplied by Parent or Purchaser for inclusion in the Proxy Statement.

Section 3.9            Title to Property.

(a)                The Company and each of its Subsidiaries has good and marketable title to all of its properties and assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens except (i) those reflected or reserved against in the latest balance sheet of the Company included in the SEC Documents, (ii) Permitted Encumbrances, (iii) other Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and (iv) as set forth in Section 3.9 of the Company Disclosure Letter. The real property demised by the leases described on Section 3.9 of the Company Disclosure Letter (the “Leased Real Property Schedule”) constitutes all of the real property leased or subleased by the Company and its Subsidiaries. The Company has delivered or made available to Purchaser complete and accurate copies of each of the leases described on the Leased Real Property Schedule, and none of such leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Purchaser. All leases, easements, licenses, rights of way, and other rights pursuant to which the Company or any of its Subsidiaries lease from others or otherwise have the right to use real or personal property, individually or in the aggregate material to the business of Company and its Subsidiaries, taken as a whole, are valid and effective in accordance with their respective terms, and there is not, to the Knowledge of the Company, under any of such leases, easements, licenses, and other rights, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default). Except as set forth on the Leased Real Property Schedule, with respect to each of the Leased Real Properties: (1) the lease is a legal, valid and binding obligation of the applicable the Company, and to the Knowledge of the Company, of the other party thereto, and is enforceable in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and principles of equity and is in full force and effect; (2) the Company has not subleased, licensed or otherwise granted any other party the right to use or occupy such Leased Real Property or any portion thereof; and (3) the Company has not collaterally assigned or granted any security interest in such lease or any interest therein.

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“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries for a period greater than 60 days, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which are not violated by the current use or occupancy of the applicable real property and (d) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens that do not materially interfere with the present use of the assets by the Company and its Subsidiaries.

(b)               The real property described on Section 3.9(b) of the Company Disclosure Letter (the “Owned Real Property”) constitutes all of the real property owned by the Company and its Subsidiaries. With respect to each parcel of Owned Real Property: (i) the Company or a Subsidiary of the Company (as the case may be) has good and marketable (and insurable with respect to the Owned Real Property) indefeasible fee simple title to such parcel of Owned Real Property, free and clear of all Liens, except Permitted Encumbrances, (ii) except as set forth on Section 3.9(b) of the Company Disclosure Letter and/or with respect to any Permitted Encumbrance, neither the Company nor any Subsidiary of the Company has leased or otherwise granted to any Person the right to use or occupy such parcel of Owned Real Property or any portion thereof and (iii) except with respect to any Permitted Encumbrance, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Subsidiary of the Company is a party to any agreement or option to purchase any real property or interest therein.

(c)                Except as set forth on Section 3.9(b) of the Company Disclosure Letter, with respect to each parcel of Owned Real Property:

(i)                 there are no pending or, to the Knowledge of Company, threatened condemnation or expropriation proceedings (or negotiations regarding transfers in lieu thereof), lawsuits or administrative actions relating to any of the Owned Real Property, the Facilities or any portion thereof, or other legal matters affecting adversely the current use, occupancy or value thereof;

(ii)               to the Knowledge of Company, no casualty has occurred with respect to any of the Owned Real Property or any portion thereof; in the event that any of the Owned Real Property or portion thereof are destroyed or prior to Closing such that the damage or destruction when taken individually or in aggregate shall constitute a Material Adverse Effect, within ten (10) days of notice thereof, Parent and Purchaser may terminate this Agreement in accordance with Article VIII; in the event that Purchaser does not terminate or is not permitted to terminate this Agreement as result of such casualty then subject to Company assigning and/or providing insurance proceeds sufficient to repair such affected property, Parent and Purchaser shall proceed to close;

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(iii)             during the period that the applicable the Company has owned the Owned Real Property, all facilities located thereon have received all Permits required in connection with the ownership, occupation or operation thereof and have been operated and maintained in compliance with all applicable statutes, laws, ordinances, rules, orders, and regulations of any Governmental Authority;

(iv)             the improvements on the Owned Real Property are in good operating condition and repair, subject to ordinary wear and tear, and are substantially fit for use in accordance with the Company’s or its respective Subsidiaries’ past practice; and

(v)               the improvements on the Owned Real Property are supplied with utilities and other services necessary for the operation of such facilities in accordance with the Company’s past practices, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate in accordance with all applicable all applicable statutes, laws, ordinances, rules, orders, and regulations of any Governmental Authority.

Section 3.10        Intellectual Property. As of the date hereof:

(a)                Section 3.10 of the Company Disclosure Letter sets forth a complete and accurate list of (i) all of the following owned by the Company or any of its Subsidiaries in any jurisdiction in the world (and indicating for each the name of owner and the jurisdiction of registration or application, if applicable): (A) issued Patents and pending Patent applications; (B) registered Marks and applications for registration of the same; (C) registered Copyrights and applications for registration of copyrights; and (D) material Internet domain name registrations, and (ii) all material licenses of Intellectual Property granted to the Company or any of its Subsidiaries by any Person or granted by the Company or any of its Subsidiaries to any Person (excluding licenses for commercially available, off-the-shelf software licensed on standard terms). The Company or one of its Subsidiaries owns, or has a valid and enforceable right to use all Intellectual Property used in and necessary to carry on the business conducted by the Company or any of its Subsidiaries substantially as currently conducted (the “Company Intellectual Property”).

(b)               Except as set forth in Section 3.10 of the Company Disclosure Letter, (i) no Claim currently is pending, and to the Knowledge of the Company, no Claim has been threatened, alleging that the Company or any of its Subsidiaries or the conduct of their respective businesses Infringes the rights of any Person, (ii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor the conduct of their respective businesses, Infringes or in the past two (2) years has Infringed the rights of any Person, (iii) to the Knowledge of the Company, no Person is Infringing, or in the past two (2) years has Infringed, any Intellectual Property owned by the Company or any of its Subsidiaries, (iv) no Claim currently is pending or, to the Knowledge of the Company is threatened, before any Governmental Authority or arbitrator challenging the ownership, scope, validity or enforceability of any Intellectual Property owned by the Company or its Subsidiaries and no such Claim has in the past two (2) years been instituted with respect to any material Intellectual Property owned by the Company or its Subsidiaries, and (v) no Intellectual Property owned by the Company or any of its Subsidiaries is subject to any Applicable Law or agreement restricting in any manner the licensing, assignment or other transfer, use or enforceability thereof by the Company or any of its Subsidiaries, except to the extent that the inaccuracy of any of the representations set forth in this Section 3.10(b), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

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(c)                The Company and its Subsidiaries have taken steps reasonable under the circumstances to prosecute, protect, enforce and maintain their respective material owned Intellectual Property rights.

(d)               For purposes of this Agreement, the terms below shall have the following meanings:

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (1) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (2) patents and patent applications, including continuation, divisional, continuation-in-part, reexamination and reissue patent applications, and any patents issuing therefrom, and rights in respect of utility models or industrial designs (collectively, “Patents”); (3) copyrights and registrations and applications therefor (collectively, “Copyrights”); (4) trade secrets, know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, data bases and other proprietary or confidential information, including customer lists, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (5) mask work and similar rights protecting integrated circuit or chip topographies or designs (collectively, “Mask Works”); and (6) any other proprietary, industrial, or intellectual property rights recognized in any jurisdiction in the world.

“Infringe” means to infringe, dilute, impair, misuse, misappropriate, or otherwise violate the rights of any other Person in Intellectual Property.

Section 3.11        Material Contracts.

(a)                Except as set forth in Section 3.11 of the Company Disclosure Letter, neither the Company nor any Subsidiary is a party or is subject to any Contract that (i) is required to be described in or filed as an exhibit to any SEC Documents that is not so described in or filed as required by the Securities Act or the Exchange Act, as the case may be, (ii) would prohibit or materially delay the consummation of the merger or any of the transactions contemplated by this Agreement, (iii) contains covenants that limit in any material respect the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict or purport to restrict in any material respect the ability of the Surviving Corporation or Parent or any of their Affiliates): (A) to compete in any business or with any Person or in any geographic area or to sell, supply or distribute any service or product (including any non-compete, exclusivity or “most favored nation” provisions), (B) to purchase or acquire an interest in any other entity, (C) to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (including any right of first refusal or right of first offer provisions), or (D) to enforce its rights under any Contract or applicable Law, including any covenant not to sue, (iv) involves the acquisition or disposition, directly or indirectly (by merger or otherwise) of a business or capital stock or other equity interest of another Person, which acquisition or disposition has yet to be consummated or contains material ongoing obligations, or (v) which otherwise is material to the Company and its Subsidiaries, taken as a whole (each of the foregoing, a “Company Material Contract”).

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(b)               All Company Material Contracts are valid and binding and are in full force and effect and enforceable against the Company or its Subsidiaries in accordance with their respective terms. As of the date of this Agreement, the Company has either delivered or otherwise made available to Parent or Parent’s Representatives an accurate and complete copy of each Company Material Contract or has publicly made available such Company Material Contract in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. Except as set forth in Section 3.11(b) of the Company Disclosure Letter, neither the Company nor, to the Knowledge of the Company, the other party is in material breach of or material default under any Company Material Contract and, neither the Company nor, to the Knowledge of the Company, the other party, has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Company Material Contract. To the knowledge of the Company, since January 1, 2013, the Company has not received, on or prior to the date of this Agreement, any notice in writing from any Person that such Person intends to terminate, or not renew, any Company Material Contract.

Section 3.12        Litigation; Compliance with Laws.

(a)                Except as set forth in Section 3.12 of the Company Disclosure Letter, (i) there is no formal investigation, review, audit, hearing, claim, action, suit, litigation, or proceeding (at law or in equity), whether civil, criminal, or administrative (“Claim”), pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties before any arbitrator, court or other Governmental Authority, and (ii) none of the Company and its Subsidiaries is subject to any outstanding charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award, or settlement, whether civil, criminal, or administrative, and whether formal or informal (“Judgment”), except, in any such case described in clause (i) or (ii), for Claims or Judgments that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)               Except as set forth in Section 3.12 of the Company Disclosure Letter or would not reasonably be expected to have a Material Adverse Effect on the Company, since April 30, 2011, the Company and each of its Subsidiaries have been and currently are in compliance with all Applicable Laws of any Governmental Authority. Since April 30, 2011, all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of any Governmental Authority (“Permits”) necessary for the Company and each of its Subsidiaries to own, lease or operate its properties and assets and to carry on its business as now conducted have been obtained or made and such Permits are valid and in full force and effect, except for the lack of Permits or validity of Permits that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. No revocation or cancellation of any Permit is pending, and since April 30, 2011, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority threatening to revoke or cancel any Permit or threatening any adverse action with respect to any Permit, except in each case where such revocation would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all Permits, except where such noncompliance would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect on the Company.

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Section 3.13        Environmental Laws.

(a)                Except as set forth in Section 3.13 of the Company Disclosure Letter or to the extent that the inaccuracy of any of the representations set forth in this Section 3.13, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company:

(i)                 The Company and each of its Subsidiaries is and has for the past five (5) years been in compliance with all applicable Environmental Laws.

(ii)               Without limiting the generality of the foregoing, the Company and each of its Subsidiaries hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations and for any property owned, leased, or otherwise operated by any of them (other than permits held by the owner or sublessor of a property disclosed on the Leased Property Schedule), and are, and within the period of all applicable statutes of limitation have been, in compliance with all such Environmental Permits.

(iii)             No written Environmental Claim has been received by or asserted against the Company or any of its Subsidiaries within the past five (5) years or is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(iv)             Neither the Company, its Subsidiaries nor, to the Knowledge of the Company, any other Person, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility which is or has been contaminated by any Hazardous Materials, in each case so as to give rise to any liability (contingent or otherwise) for the Company or its Subsidiaries under Environmental Laws.

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(v)               Neither the Company nor any of its Subsidiaries has designed, manufactured, sold, marketed, distributed or repaired any product or item containing asbestos, silica, polychlorinated biphenyls or mercury and to the Knowledge of the Company such entities have no liability with respect to the presence of, or exposure to, any asbestos, silica, polychlorinated biphenyls, mercury or other Hazardous Materials in any product or item or at, in or upon any property or facility.

(vi)             Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Authority or third party, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” or any other Environmental Laws.

(b)               The Company has provided to Parent all material environmental reports, assessments, audits, and all other material documents relating to Environmental Laws, Hazardous Materials, or environmental, health or safety liabilities, that are in the possession or under the reasonable control of the Company or any of its Subsidiaries (including (without limitation) copies of existing Phase I or II environmental site assessments or reports in its possession relating to the Real Property).

(c)                For purposes of this Agreement, the terms below shall have the following meanings:

“Environmental Claim” means any Claim, notice or Judgment of noncompliance, violation, or liability arising under any Environmental Law.

“Environmental Laws” means any and all Applicable Laws regarding public or worker health and safety (with respect to Hazardous Materials), pollution or protection of the environment, including any imposing liability or standards of conduct concerning the use or disposal of Hazardous Materials.

“Environmental Permits” means all Permits under any Environmental Law.

“Hazardous Materials” means any substance, material or waste for which liability or standards of conduct may be imposed under Applicable Law regarding public or worker health and safety (with respect to Hazardous Materials), pollution or protection of the environment, including any designated a “hazardous substance,” “hazardous waste” or “hazardous material” under Applicable Law, and any petroleum, asbestos or polychlorinated biphenyls.

Section 3.14        Taxes. Except as set forth in Section 3.14 of the Company Disclosure Letter:

(a)                Each of the Company and the Subsidiaries has duly and timely filed all federal income Tax Returns and all other material Tax Returns required to be filed by it (taking into account any extension of time to file granted or obtained); all such Tax Returns have been prepared in material compliance with all applicable laws and regulations and were true, correct, and complete in all material respects; and all Taxes owed by each of the Company and the Subsidiaries, whether or not required to be shown as due on any Tax Return, have been timely paid.

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(b)               Neither the Company nor any Subsidiary is currently the subject of a Tax audit or examination or other administrative or judicial proceeding, and, to the Knowledge of the Company, no such audit, examination or other administrative or judicial proceeding is contemplated or has been threatened in writing by any taxing authority.

(c)                Neither the Company nor any Subsidiary has consented to extend beyond the date hereof the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(d)               Neither the Company nor any Subsidiary has received from any taxing authority any written notice of, or otherwise has Knowledge of any, proposed adjustment, deficiency, underpayment of Taxes which has not been fully (i) satisfied by payment, (ii) settled, or (iii) withdrawn.

(e)                No written claim has been made within the past three (3) years by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(f)                There are no Liens for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of the Company or any of its Subsidiaries.

(g)               Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(h)               Neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company), (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise, or (iii) is a party to or bound by any Tax allocation or sharing agreement.

(i)                 Section 3.14 of the Company Disclosure Letter includes a description of the maximum amount of all payments that the Company and its Subsidiaries will make in connection with the transactions contemplated by this Agreement with respect to the excise tax imposed by Section 4999 of the Code (including all additional amounts, i.e., “gross-up” amounts, payable with respect to Taxes on such payments) on each such excess parachute payment.

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(j)                 Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date, (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law), (v) installment sale or open transaction disposition made on or prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date, or (vii) election under Code §108(i).

(k)               The Shares do not constitute a “United States real property interest” within the meaning of Section 897(c) of the Code.

(l)                 Within the past three (3) years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(m)             Neither the Company nor any of its Subsidiaries is participating or has participated in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations.

(n)               For purposes of this Agreement, the terms below shall have the following meanings:

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or non-U.S. Tax law.

“Taxes” shall mean (i) any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, escheat or unclaimed property, or windfall profits taxes, customs, duties, or similar fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, domestic or foreign, (ii) any liability for payment of amounts described in clause (i), whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, or unitary group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clauses (i) and (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.

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“Tax Return” shall mean any return, report or statement filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

Section 3.15        Benefit Plans.

(a)                Section 3.15(a) of the Company Disclosure Letter, contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), multiemployer plans within the meaning of ERISA Section 3(37), and all stock purchase, stock option, severance, employment, change-in-control, bonus, retention, incentive, deferred compensation and all other employee benefit plans and agreements (including employment, consulting and collective bargaining agreements) and any other material programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits or the Company or its Subsidiaries has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.” With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent Internal Revenue Service (“IRS”) determination letter, if applicable; (iii) any summary plan description and other written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the two most recent years the Form 5500 and attached schedules.

(b)               Neither the Company, any of its Subsidiaries nor any member of their Controlled Group (defined as any organization that is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m), or (o)) maintains, contributes to or has any liability or potential liability under or with respect to any (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (iii) any employee benefit plan, program or arrangement that provides for post-retirement medical, life insurance or other welfare-type benefits (other than health continuation coverage required by COBRA).

(c)                With respect to the Company Plans, except to the extent that the inaccuracy of any of the representations set forth in this Section 3.15, individually or in the aggregate, would not reasonably be expected to result in a material liability to the Company or its Subsidiaries, taken as a whole:

(i)                 each Company Plan has been established, funded and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other Applicable Laws, and no reportable event, as defined in Section 4043 of ERISA, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made and no Company Plan has any material unfunded liability not accurately reflected on the Financial Statements as required by GAAP;

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(ii)               each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan;

(iii)             there is no Claim (which includes any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Authority or by any plan participant or beneficiary pending, or to the Knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that could reasonably give rise to any such Claims;

(iv)             any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee for federal income tax purposes by the Company or its Subsidiaries is not an employee under Applicable Law or for any purpose including, without limitation, for Tax withholding purposes or Plan purposes and the Company and its Subsidiaries have no liability by reason of an individual who performs or performed services for the Company or its Subsidiaries in any capacity being improperly excluded from participating in a Plan;

(v)               with respect to any Company Plan that provides retiree welfare benefits, the FAS 106 liabilities of the Company or its Subsidiaries and the assumptions used therefor accurately reflect the costs associated with the rights and benefit of all Parent employees;

(vi)             the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation;

(vii)           none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement;

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(viii)         the consummation of the Merger, either alone, or in combination with any other event, including a termination of any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, will not give rise to any liability under any Company Plan, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment, funding or vesting or increase the amount of compensation or benefits due to any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries;

(ix)             except as set forth in Section 3.15 of the Company Disclosure Letter, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Contemplated Transactions, by any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries under any Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code; and

(x)               each contract, arrangement, or plan of the Company or any of its Subsidiaries that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder in all material respects and except as set forth in Section 3.14 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has or will have after the Effective Time any indemnity and/or “gross-up” obligation for any Taxes imposed under Section 4999 or 409A of the Code.

Section 3.16        Labor Matters. None of the Company and its Subsidiaries is a party to any labor or collective bargaining agreement that pertains to employees of the Company or any of its Subsidiaries. As of the date hereof, to the Knowledge of the Company, there are no organizing activities involving the Company or any of its Subsidiaries pending with any labor organization or group of employees of the Company or any of its Subsidiaries. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred, been threatened or, to the Knowledge of the Company, is anticipated with respect to any employee of the Company or any of its Subsidiaries, (ii) there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of the Company, threatened or anticipated with respect to any employee of the Company or any of its Subsidiaries, (iii) to Knowledge of the Company, no employees of the Company or any of its Subsidiaries is in violation, in any material respect, of any term of any employment Contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others and (iv) the Company and its Subsidiaries are in compliance with all Applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2109 et seq. or the regulations promulgated thereunder.

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Section 3.17        Opinion of Financial Advisor. The Board has received the written opinion of Nomura Securities International, Inc., dated as of August 26, 2013, to the effect that, as of such date, and based upon and subject to the assumptions made, matters considered and limitations on the scope and review undertaken as set forth therein, the Merger Consideration to be received by the holders of Shares (other than Parent and Affiliates) is fair from a financial point of view to such holders.

Section 3.18        Voting Requirements. Assuming the correctness of the representation set forth in Section 4.9, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at the Stockholders Meeting with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation by the Company of the Merger and the other transactions contemplated hereby to be consummated by the Company. Assuming the correctness of the representation set forth in Section 4.9, the Board of Directors of the Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Applicable Law including any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover laws or regulations of any jurisdiction, are not applicable to the Voting Agreements, this Agreement and the transactions contemplated hereby, including the Merger.

Section 3.19        Insurance. As of the date hereof, the Company and each of its Subsidiaries are insured against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. None of the Company and its Subsidiaries is in default with respect to any material provision contained in such policy or binder nor has the Company or any of its Subsidiaries failed to give any material notice or present any claim under any such policy or binder in due and timely fashion. There are no material outstanding unpaid claims under any such policy or binder. None of the Company and its Subsidiaries has received notice of cancellation or non-renewal of any such policy or binder, except where such cancellation or non-renewal would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.20        Brokers. No broker, investment banker, financial advisor or other Person, other than Nomura Securities International, Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.21        Certain Business Practices. To the Knowledge of the Company, since January 1, 2008, none of the Company, its Subsidiaries or any of their respective employees, Representatives or agents (in each case, acting in the capacity of an employee or Representative of the Company or any of its Subsidiaries) has (a) used any material funds (whether of the Company, any Subsidiary or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended and any rules or regulations promulgated thereunder, anti-money laundering laws and any rules or regulations promulgated thereunder or any applicable Legal Requirement of similar effect. Since April 30, 2011, none of the Company or any of its Subsidiaries has received any written communication that alleges any of the foregoing. The Company utilizes effective controls, procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of the aforementioned laws, rules or regulations will be prevented, detected and deterred.

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Section 3.22        FDA and Related Matters.

(a)                Except as set forth in Section 3.22 of the Company Disclosure Letter, the Company and its Subsidiaries are and, to the Knowledge of the Company, have been since January, 1 2008, in compliance in all respects with (1) all Applicable Laws (including all rules, regulations and policies) of the FDA, DEA, EMEA and other Healthcare Regulatory Authorities and (2) all Healthcare Regulatory Authorizations, including all requirements of the FDA, DEA, the EMEA and all other Healthcare Regulatory Authorities, that are applicable to the Company and its Subsidiaries, or by which any property, product, or other asset of the Company and its Subsidiaries is bound or affected, except, in each case, where such noncompliance would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect. As of the date of this Agreement, neither the Company nor its Subsidiaries has received any written notification of any pending or, to the Knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Healthcare Regulatory Authority, except where such occurrence would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect.

(b)               Since January 1, 2008, the Company and its Subsidiaries have held all Healthcare Regulatory Authorizations required for the conduct of their respective businesses, and all such Healthcare Regulatory Authorizations are and have been in full force and effect, except where the failure to hold a Healthcare Regulatory Authorization or the failure to be in full force and effect would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect. No event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Healthcare Regulatory Authorization, except where such occurrence would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect.

(c)                Neither the Company nor any of its Subsidiaries has received any material written information since January 1, 2008 from any Healthcare Regulatory Authority or any other state or federal regulatory agencies with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of its products which would reasonably be expected to lead:

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(i)                 to the revocation, withdrawal, or denial of any application for marketing approval before such Healthcare Regulatory Authority, except for any such revocations, withdrawals or denials which, individually or in the aggregate, would not reasonably be expected to have, a Material Adverse Effect; or

(ii)               to the revocation, withdrawal, denial or restriction of producing or marketing of any Company Product currently in development or offered for sale which does not require marketing approval, except for any such revocations, withdrawals, denials or restrictions which, individually or in the aggregate, would not reasonably be expected to have, a Material Adverse Effect.

(d)               Except as set forth in Section 3.22 of the Company Disclosure Letter, all material reports, documents, claims and notices required or requested to be filed, maintained, or furnished to any Healthcare Regulatory Authority by the Company and its Subsidiaries since January 1, 2008 have been so filed, maintained or furnished and, to the Knowledge of the Company, were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), except where the failure to do so would not, individually or in the aggregate, have or reasonably be expected to have, a material and adverse effect on the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are and have been, since January 1, 2008, in compliance with current good manufacturing practices and maintain appropriate mechanisms, policies and procedures to ensure the prompt collection and reporting of adverse event or any other safety or efficacy data related to their products, except where the failure to do so would not, individually or in the aggregate, have or reasonably be expected to have, a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

(e)                Except where such action would not, individually or in the aggregate, have or reasonably be expected to have, a material and adverse effect on the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have not since January 1, 2008 voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy, or regulatory compliance of any product manufactured, distributed or marketed by or on behalf of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2008 that the FDA or any other Governmental Authority has (i) commenced, or threatened to initiate, any action to revoke or withdraw a product approval, or request the recall of any product, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any product or (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any product produced at any facility where any product is manufactured, tested, processed, packaged or held for sale, except in each case where such action would not, individually or in the aggregate, have or reasonably be expected to have, a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

(f)                With respect to each matter disclosed in Section 3.22(e) of the Company Disclosure Letter, the Company and its Subsidiaries have in their possession a “close out” letter or similar written communication from FDA or other applicable Governmental Authority attesting to the termination of the matter. The Company and its Subsidiaries have made available to Parent true, correct and complete copies of all such “close out” letters and similar written communications.

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(g)               All pre-clinical studies conducted by or on behalf of or sponsored by the Company or its Subsidiaries, or in which the Company and its Subsidiaries or their products have participated were and, if still pending, are being conducted in accordance with standard medical and scientific research procedures and all Applicable Law, including good laboratory practice requirements, except where such noncompliance would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect. The Company and its Subsidiaries have not received since January 1, 2008 any written notices, correspondence or other communication from any Healthcare Regulatory Authority requiring the termination or suspension of any clinical studies conducted by, or on behalf of, the Company or any of its Subsidiaries, or in which the Company or the any of its Subsidiaries have participated, except where such termination or suspension would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect.

(h)               The Company and its Subsidiaries have not engaged and are not engaging in any clinical studies as sponsor, investigator or monitor.

(i)                 Neither the Company nor any of its Subsidiaries has received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other notices from any Healthcare Regulatory Authority related to the safety, purity, efficacy, labeling, marketing or promotion of any of the Company’s or its Subsidiaries’ products, and there is no action or proceeding pending or, to the Knowledge of the Company, threatened by any such Healthcare Regulatory Authority, contesting the approval of, the uses of, or the labeling or promotion of, or otherwise alleging any violation of law with respect to, any product manufactured, distributed or marketed by or on behalf of the Company or its Subsidiaries, except where such occurrence would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect.

(j)                 Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened investigation regarding the Company, its Subsidiaries, or their products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “Final Policy”). Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any officer, employee, agent, contractor or distributor of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Applicable Law. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent, contractor or distributor of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Applicable Law. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in a material debarment or exclusion are pending or, to the Knowledge of the Company, threatened, against the Company or, to the Knowledge of the Company, any of its directors, officers, employees or agents. The Company has made available to Parent a true, correct and complete listing of fees, payments and reimbursements paid by the Company and its Subsidiaries, including the identity of the recipients of such fees, payments and reimbursements, related to advertising, promotions, conferences, speakerships and sponsorships together with the subject matters thereof, and the Company and its Subsidiaries have been and are fully in compliance with the PhRMA Code on Interactions with Healthcare Professionals, except where such noncompliance would not, individually or in the aggregate, have or reasonably be expected to have, a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

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(k)               To the Knowledge of the Company, no new drug applications (“NDAs”) or ANDAs submitted by the Company or any of its Subsidiaries to any Health Regulatory Authority for approval contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, all NDAs and ANDAs submitted by the Company or any of its Subsidiaries are true, complete and correct and none is deficient by virtue of any failure to submit a modification, amendment or supplement thereto or for failure to pay any requisite fee, penalty or other charge or expense. Neither the Company nor any of its Subsidiaries has used or engaged the services of any debarred individual in connection with the preparation or submission of any marketing applications for its products.

(l)                 Neither the FDA nor any other Health Regulatory Authority of competent jurisdiction has requested, required, demanded or ordered the Company, its Subsidiaries or any of their officers or employees to cease all or a significant portion of the manufacturing operations at the Company’s manufacturing facilities, and, to the Knowledge of the Company, neither the FDA nor any other Health Regulatory Authority of competent jurisdiction has taken any action that could reasonably be expected to lead to such a request, requirement, demand or order, except in each case where such occurrence would not, individually or in the aggregate, have or reasonably be expected to have, a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

(m)             The Company and its Subsidiaries have made available to Parent true, correct and complete copies of all internal and third party facility audits completed at and on behalf of the Company during the past three years. All material facility registrations and product listings required of the Company and its Subsidiaries are timely, complete and correct in all material respects. Section 3.22(m) of the Company Disclosure Letter contains a complete list of the Company’s and its Subsidiaries’ registered facilities and listed products, including an indication of any such products’ identified status as “grandfathered”, “monograph”, ANDA or NDA. The Company and its Subsidiaries have not developed, manufactured or distributed and do not currently develop, manufacture or distribute any biological product subject to a biologics license application (as defined in 21 CFR 601.2).

(n)               Neither the FDA nor any other Health Regulatory Authority of competent jurisdiction has requested, required, demanded or ordered the Company, its Subsidiaries or any of their officers or employees to discontinue, or notified the Company, its Subsidiaries or any of their officers or employees of the potential discontinuance of, all or a significant portion of the commercialization of fluticasone propionate, and to the Knowledge of the Company, neither the FDA nor any other Health Regulatory Authority of competent jurisdiction has taken any action that could reasonably be expected to lead to such a request, requirement, demand or order.

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(o)               For the purposes of this Section 3.22, “product” with respect to products of the Company or any of its Subsidiaries includes products marketed, developed or produced, as applicable, by the Company or any of its Subsidiaries and products and product candidates being evaluated by the Company or any of its Subsidiaries, whether in clinical trials as to which the Company or any of its Subsidiaries holds the applicable investigational new drug applications or in earlier stages of development. For purposes of this Section 3.22 only, clause (12) of the definition of “Material Adverse Effect” shall be inapplicable.

Section 3.23        No Other Representations or Warranties. Except for the representations and warranties contained in ARTICLE III, in the Company Disclosure Letter or in the certificate referenced in Section 7.3(d), the Company makes no express or implied representation or warranty with respect to the Company or any of its Affiliates or with respect to any other information provided, or made available, to Parent, Purchaser or any of their Affiliates or Representatives in connection with the transactions contemplated hereby. The Company disclaims any and all other representations and warranties other than those contained in this ARTICLE III, in the Company Disclosure Letter and in the certificate referenced in Section 7.3(d), whether express or implied.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

Section 4.1            Organization, Standing, and Corporate Power. Each of Parent and Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected have a Purchaser Material Adverse Effect. Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation and bylaws of Parent and Purchaser, in each case as amended to date. For purposes of this Agreement, “Purchaser Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is materially adverse to the ability of Parent or Purchaser promptly to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 4.2            Authorization. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all corporate action on the part of each of Parent and Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Purchaser, enforceable against each such party in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

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Section 4.3            Consents and Approvals; No Violations.

(a)                The execution and delivery of this Agreement by Parent and Purchaser do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) violate any of the provisions of the certificate of incorporation or bylaws of Parent, Purchaser, or any of their respective Subsidiaries, in each case as amended to date; (ii) subject to the governmental filings and other matters referred to in Section 4.3(b)(ii), conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation of any Lien upon any of the properties or assets of Parent, Purchaser or any of their respective Subsidiaries under, any Contract to which Parent, Purchaser, or any of their respective Subsidiaries is a party or by which Parent, Purchaser, or any of their respective Subsidiaries or any of their respective assets is bound or affected; or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b)(ii), conflict with or violate any Applicable Law currently in effect, except, in the case of clauses (ii) or (iii) above, for any such conflicts, breaches, defaults, violations, rights or Liens that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b)               No consent, approval, order, or authorization of, or declaration, registration, or filing with, or notice to, any Governmental Authority that has not been received or made is required by or with respect to Parent or Purchaser or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of any of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the HSR Act or under any other Applicable Antitrust Laws, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the certificate of merger or the certificate of ownership and merger, as the case may be, with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iv) any other consents, approvals, authorizations, filings, or notices the failure to make or obtain that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.4            Certain Information. None of the information provided by Parent or Purchaser for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, the Proxy Statement or any amendment or supplement thereto, will, at the time the Proxy Statement or any amendment or supplement thereto is filed with the SEC or published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

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Section 4.5            Vote Required. No vote of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement, the Merger, or the other transactions contemplated hereby.

Section 4.6            No Business Activities. Purchaser has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement, the Financing and the consummation of the transactions contemplated hereby.

Section 4.7            Sufficient Funds; Financing.

(a)                Without limiting the effect of Section 9.13(b), as of the Closing Date, Parent shall have, or have immediately available to it, sufficient funds necessary to pay the aggregate Merger Consideration and the aggregate Stock Rights Payment and to consummate the transactions contemplated by this Agreement, including the payment of fees and expenses that are for its account.

(b)               Parent has delivered to the Company a true and correct copy of the fully executed debt commitment letter pursuant to which the financial institutions party thereto (together with any Person that signs a joinder to the Commitment Letter or otherwise provides or agrees to provide a portion of the Financing or any financial institution that becomes party to any Financing Document, the “Financing Sources”) have committed to provide debt financing to Parent and/or Purchaser (the “Financing”) (such commitment letter, including all exhibits, schedules and annexes thereto and a customarily redacted fee letter, collectively, the “Commitment Letter”). As of the date of this Agreement, the commitments represented by the Commitment Letter are in full force and effect and constitute valid, binding and enforceable obligations of Parent and, to the knowledge of Parent, the other parties thereto (subject to the conditions therein). The Commitment Letter has not been amended or modified prior to the date of this Agreement and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded prior to the date of this Agreement. As of the date of this Agreement, none of the Financing Sources has notified Parent of its intention to terminate the Commitment Letter or not to provide the Financing. As of the date of this Agreement, Parent is not in default or breach under any term or condition of the Commitment Letter and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach by Parent under any term or condition of the Commitment Letter. As of the date of this Agreement, Parent has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any of the conditions to the Financing to be satisfied pursuant to the Commitment Letter on the Closing Date. As of the date of this Agreement, there are no side Contracts relating to the Financing to which Parent or any of its Affiliates is a party that impose conditions to the funding of the Financing, other than those set forth in the Commitment Letter. True and complete copies of any fee letters or engagement letters that include “market flex” or other provisions affecting the terms or conditions of the Financing have been provided to the Company, with only the fee amounts and certain other terms (none of which would reduce the aggregate amount or affect the conditionality of the Financing) redacted. Except as otherwise set forth in or expressly contemplated by the Commitment Letter and except for the payment of customary fees, there are no conditions precedent related to the funding of the full amount of the Financing.

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Section 4.8            Brokers. No broker, investment banker, financial advisor, or other Person, other than J.P. Morgan Securities LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Purchaser or any of their Subsidiaries.

Section 4.9            DGCL Section 203. Neither Parent nor Purchaser, nor any of their “affiliates or associates” has been an “interested stockholder” of the Company, as those terms are defined in Section 203 of the DGCL, within the prior three (3) years. As of the date hereof and at all times prior to the Effective Time, neither Parent nor Purchaser, nor any of their Affiliates, beneficially owns (within the meaning of the Exchange Act and the rules and regulations promulgated thereunder) any shares of Common Stock.

Section 4.10        No Other Representations or Warranties. Except for the representations and warranties contained in ARTICLE IV or in the certificate referenced in Section 7.2(c), neither Parent nor Purchaser makes any express or implied representation or warranty with respect to Parent, Purchaser or any of their Affiliates or with respect to any other information provided, or made available, to the Company or any of its Affiliates or Representatives in connection with the transactions contemplated hereby. Parent and Purchaser disclaim any and all other representations and warranties other than those contained in this ARTICLE IV and in the certificate referenced in Section 7.2(c), whether express or implied.

Article V
CONDUCT OF BUSINESS OF THE COMPANY

Section 5.1            Conduct of Business of the Company. Except as expressly provided for herein or unless Parent shall otherwise agree, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the ordinary course of business in all material respects consistent with past practice in all material respects and, to the extent consistent therewith, use reasonable best efforts to preserve intact in all material respects its current business organizations, keep available the services of its current key officers and employees, maintain in effect all material Permits and Healthcare Regulatory Authorizations, and preserve the goodwill of those engaged in material business relationships with the Company. Without limiting the generality of the foregoing, except as expressly provided herein, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior consent of Parent (which consent shall not be unreasonably withheld other than those referred to below in clauses (a), (b), (c) and (d) for which consent shall be at the sole discretion of Parent):

(a)                amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

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(b)               issue, sell, grant, pledge, otherwise encumber any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities, or other rights of any kind to acquire any such shares other than upon the exercise of, or pursuant to the terms of, Stock Rights outstanding on the date of this Agreement on the terms in effect on the date hereof;

(c)                declare, authorize, set aside, make, or pay any dividend or other distribution, payable in cash, stock, property, or otherwise, or make any other payment on or with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary;

(d)               reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, or any rights, warrants or options to acquire any shares of its capital stock, or make any other change with respect to its capital structure;

(e)                acquire (including by merger, consolidation, recapitalization, joint venture, equity purchase or otherwise) any corporation, partnership, limited liability company, other business organization or division thereof, or any real property, material assets or a material portion of the assets of any other Person, other than any such acquisition for consideration not exceeding $500,000 individually or $2 million in the aggregate;

(f)                except for the transactions expressly contemplated by this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or recapitalization of the Company or any of its Subsidiaries;

(g)               incur any indebtedness for borrowed money or issue any debt securities in excess of $500,000 in the aggregate, or in excess of $1 million in the case of letters of credit;

(h)               (i) enter into any Contract that would be a Company Material Contract if entered into prior to the date hereof, or amend or modify in any material respect, or terminate, any Company Material Contract, in each case other than in the ordinary course of business consistent with past practice (including Contracts with customers or clients), (ii) enter into any Contract pursuant to which the Company or any of its Subsidiaries grants any exclusive marketing, sales representative or distribution rights to any third party or grants any non-compete (whether based on geography, products or otherwise) unless the Contract is terminable by the Company or such Subsidiary for any reason and without liability on less than 90 days notice, or (iii) grant any release or relinquishment of any material right under any Company Material Contract;

(i)                 enter into new clinical studies in excess of $500,000 individually or $2 million in the aggregate or enter into new milestones in excess of $500,000;

(j)                 enter into new Contracts that provide for royalties, profit share or net share above 50% in favor of other party;

(k)               (i) make any purchases under existing commercial Contracts (including supply, development, contract manufacturing or purchase orders) in excess of $500,000 annually or $2 million over the life of the Contract or (ii) enter into any new commercial Contracts (including supply, development, contract manufacturing or purchase orders) requiring payments in excess of $300,000 annually or $1 million over the life of the Contract, except in each case of clauses (i) and (ii), inventory purchases in the ordinary course consistent with past practice for the subject product;

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(l)                 authorize, or make any commitment with respect to, capital expenditures that are in excess of $500,000 individually or $2 million in the aggregate;

(m)             grant or announce any increase in the salaries, bonuses, or other benefits payable by the Company or any of its Subsidiaries to any of their employees, other than (i) as required by Applicable Law, (ii) pursuant to any plans, programs, or agreements existing on the date hereof, or (iii) other ordinary increases not inconsistent with the past practices of the Company or such Subsidiary;

(n)               make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(o)               permit any material insurance policy to terminate or lapse without replacing such policy with comparable coverage, or amend or cancel any material insurance policy;

(p)               make any loans or advances to any other Person, other than (i) to the Company or any of its wholly owned Subsidiaries or (ii) advances to employees for travel and other business related expenses in the ordinary course of business consistent with past practices and in compliance in all material respects with the Company’s policies related thereto;

(q)               (i) sell, transfer, lease, sublease, license, assign, abandon or otherwise dispose of or impair or restrict the use of (including, by merger, consolidation or sale of capital stock, other equity interests or assets) any entity, business, real or personal properties, assets or rights of the Company or any of its Subsidiaries (including capital stock or other equity interests of any Subsidiary of the Company but excluding inventory sold in the ordinary course of business) that have a current value in excess of $500,000 individually or $2 million in the aggregate or any material Company Intellectual Property, (ii) license out any products of the Company or any of its Subsidiaries, or (iii) grant any Lien on any of its material assets;

(r)                 other than as required by Applicable Law or a Company Plan as in effect on the date hereof and disclosed to Parent, (i) grant or announce any Stock Rights, or award of any Stock Right or other compensatory equity award or pay or increase any severance, retention or termination pay or amend or accelerate the vesting, payment or funding of any amount provided or payable under any Company Plan for the benefit of any of the employees, directors, or other service providers of the Company or any of its Subsidiaries, (ii) enter into any Company Plan or employment, deferred compensation or other similar agreement (or amend any such existing agreement) for the benefit of any of the employees, directors, or other service providers of the Company or any of its Subsidiaries, (iii) increase benefits payable under any Company Plan or existing severance, retention or termination pay policies, (iv) establish, adopt, amend or terminate any collective bargaining agreement or Company Plan, (v) increase compensation, bonus or other benefits payable by the Company or any of its Subsidiaries under any Company Plan or otherwise to any of the employees, directors, or other service providers of the Company or any of its Subsidiaries, other than increases of annual salary compensation averaging 3% for non-executives in the ordinary course of business consistent with past practice, or (vi) hire any new employees, unless such hiring is in the ordinary course of business consistent with past practice and is with respect to employees having an annual base salary and incentive compensation opportunity not to exceed $125,000;

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(s)                make, revoke or change any Tax election, file any amended Tax return or claim for refund, adopt or change any method of Tax accounting, settle or compromise any Tax liability or refund, enter into any closing agreement with a taxing authority, consent to any claim or assessment relating to Taxes, or waive any statute of limitations in respect of Taxes or agree to any extension of time with respect to an assessment or deficiency of Taxes (other than pursuant to extensions of time to file Tax returns obtained in the ordinary course of business consistent with past practice);

(t)                 except as set forth in Section 5.1 of the Company Disclosure Letter, release, assign, compromise, pay, discharge, waive, settle, agree to settle, or satisfy any Claim (including any Claim relating to this Agreement or the Merger) or other rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the release, assignment, compromise, payment, discharge, waiver, settlement or satisfaction of claims, liabilities or obligations incurred in the ordinary course of business consistent with past practice that involve amounts not to exceed $500,000 individually or $1 million in the aggregate that (x) do not require any actions or impose any restrictions on the business or operations of the Company or any of its Subsidiaries or impose any other injunctive or equitable relief, (y) provide for the complete release of the Company and its Subsidiaries of all claims and (z) do not provide for any admission of liability by the Company or any of its Subsidiaries;

(u)               (i) spend more than $250,000 on any new lawsuit or more than $400,000 in the aggregate on existing lawsuits; or (ii) start any new patent lawsuit or dismiss any existing lawsuits;

(v)               enter into any transaction after the date hereof with any director, officer or beneficial owner of greater than 5% of the Shares; or

(w)             authorize any of, or commit or agree to take any of, the foregoing actions.

Article VI
ADDITIONAL COVENANTS

Section 6.1            Company Stockholders Meeting; Preparation of the Proxy Statement.

(a)                Subject to Section 6.7, the Company shall with the cooperation of Parent take all action necessary, in accordance with the DGCL and the Company’s Certificate of Incorporation and Bylaws to convene and hold a special meeting of the stockholders of the Company (the “Stockholders Meeting”) to be held as soon as reasonably practical for the purpose of considering and voting upon the adoption of this Agreement and to solicit proxies pursuant to the Proxy Statement in connection therewith. Subject to Section 6.7, the Board of Directors of the Company shall recommend that the holders of Shares vote in favor of the adoption of this Agreement at the Stockholders Meeting and shall cause the Company Board Recommendation to be included in the Proxy Statement. Subject to Section 6.7(e), the Company agrees that unless this Agreement is terminated in accordance with its terms, the Company has an unqualified obligation to submit this Agreement to its stockholders at the Stockholders Meeting.

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(b)               Subject to Section 6.7, the Company shall as promptly as reasonably practicable prepare and file (and in any event within 20 (twenty) Business Days of the date of this Agreement) with the SEC a proxy statement or information statement (together with any supplement or amendment thereto, the “Proxy Statement”) relating to the Stockholders Meeting in accordance and in compliance with the Exchange Act and the rules and regulations thereunder. Parent, Purchaser, and the Company will cooperate with each other in the preparation of the Proxy Statement. Each of Parent and Purchaser shall promptly supply to the Company in writing, for inclusion in the Proxy Statement, all information concerning Parent and Purchaser required under the Exchange Act and the rules and regulations thereunder to be included in the Proxy Statement. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will promptly supply Parent with copies of all correspondence between the Company or any of the Company’s officers, employees, legal advisors or agents, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response, or to participate in any meeting (telephonic or otherwise) with the SEC. The Company shall cause the definitive Proxy Statement to be mailed reasonably promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

Section 6.2            Access to Information. From the date hereof until the Effective Time, upon reasonable notice, the Company and its Subsidiaries shall afford Parent and its directors, officers, employees, agents, accountants, advisors, attorneys, bankers, and other representatives (collectively, “Representatives”) reasonable access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish Parent with such financial, operating, correspondence with the FDA and other data and information as Parent may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at Parent’s expense, during normal business hours, under the supervision of the Company’s personnel, and in such a manner as not unreasonably to interfere with the normal operations of the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, neither the Company nor its Subsidiaries shall be required to disclose any information to Parent or its Representatives if such disclosure would, in the Company’s reasonable good faith judgment, (i) jeopardize any attorney-client or other legal privilege, or (ii) contravene any Applicable Laws, fiduciary duty, or binding agreement entered into prior to the date hereof; and in any such event, the parties hereto will seek to make appropriate substitute disclosure arrangements.

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Section 6.3            Notification of Certain Matters. Until the Effective Time, each party hereto shall promptly notify the other parties in writing of any fact, change, condition, circumstance, or occurrence or nonoccurrence of any event of which it is aware that will, or is reasonably likely to, result in (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (b) any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied; provided, however, that no such notification shall affect the representations and warranties of any of the parties or the conditions to the performance by the parties hereunder.

Section 6.4            Confidentiality. Each of the parties acknowledges and agrees that the confidentiality agreement, dated June 20, 2013, by and between Parent and the Company (the “Confidentiality Agreement”) remains in full force and effect and shall survive the execution and, if any, termination of this Agreement. Notwithstanding anything contained herein to the contrary, any information provided pursuant to Section 6.7 shall constitute confidential information subject to the Confidentiality Agreement; provided that nothing contained in the Confidentiality Agreement shall limit the rights of Parent pursuant to Section 6.7.

Section 6.5            Reasonable Best Efforts. On the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in this Agreement.

Section 6.6            Public Announcements. Parent and Purchaser, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release, file with the SEC a Current Report on Form 8-K, or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the SEC or any applicable securities exchange, if such party has first used reasonable efforts to consult with the other party. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore reasonably agreed to by the parties.

Section 6.7            No Solicitation.

(a)                For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that an Acceptable Confidentiality Agreement may permit the submission of Acquisition Proposals to the Company’s Board of Directors on a private and confidential basis.

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(b)               Except as expressly permitted by this Section 6.7, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease any encouragement, solicitation, discussion or negotiation with any Person regarding an Acquisition Proposal and shall request that any such Person promptly return or destroy all confidential information concerning the Company and its Subsidiaries. Except as expressly permitted by this Section 6.7, from the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article VIII and the Effective Time, the Company shall not, and shall cause each of its Subsidiaries and each of its and its Subsidiaries’ respective Representatives not to (i) initiate, solicit, facilitate or knowingly encourage the making of an Acquisition Proposal (or inquiries, proposals or offers or other efforts that may reasonably be expected to lead to an Acquisition Proposal), (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or furnish to any Person any non-public information in connection with or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, except to notify such Person of the existence of this Section 6.7, (iii) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(c)                Notwithstanding anything in Section 6.7(b) to the contrary, but subject to the last sentence of this Section 6.7(c), if at any time after the date of this Agreement and until such time as the stockholders of the Company adopt this Agreement at the Stockholders Meeting, the Company or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal, which did not result from any breach of this Section 6.7, the Company, its Subsidiaries and their respective Representatives shall be permitted to (i) furnish, pursuant to (and only pursuant to) an Acceptable Confidentiality Agreement, information with respect to the Company and each of its Subsidiaries to the Person who has made the Acquisition Proposal; provided that the Company shall promptly (and in any event within 24 hours) provide to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access and that was not previously provided to Parent, and (ii) participate in discussions or negotiations regarding such Acquisition Proposal, in each case only if the Company’s Board of Directors determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Acquisition Proposal could reasonably be expected to lead to or constitute a Superior Proposal. The Company shall promptly (and in any event within 24 hours) notify Parent if any inquiries, proposals, or offers with respect to an Acquisition Proposal are received by the Company or any of its Representatives and provide Parent with a copy of any written Acquisition Proposal received (including any written agreements, arrangements, understandings, forms of agreements supplied to third parties, and any applicable financial statements and evidence of any planned financing with respect to the Acquisition Proposal) and a written statement with respect to any non-written Acquisition Proposal received, which statement shall include the identity of the parties making the Acquisition Proposal and the material terms thereof. The Company shall keep Parent informed on a reasonably current basis of the status and content of any discussions regarding any Acquisition Proposal with a third party. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 6.7 or otherwise prohibit the Company from complying with its obligations under this Section 6.7.

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(d)               Neither the Company’s Board of Directors nor any committee thereof shall (i) (A) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal or Acquisition Proposal Documentation (or in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of within ten (10) Business Days after the commencement of such tender offer or exchange offer); (B) withhold or withdraw (or modify or qualify in a manner adverse to Parent or Purchaser), or publicly propose to withhold or withdraw (or modify or qualify in a manner adverse to Parent or Purchaser), the Company Board Recommendation; or (C) fail to include the Company Board Recommendation in the Proxy Statement, subject to the immediately following sentence;(any action described in this clause Section 6.7(d)(i) being referred to as a “Change of Recommendation,” it being understood that a “stop, look and listen” communication by the Company’s Board of Directors to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not constitute a Change of Recommendation) or (ii) authorize or execute (or cause or allow the Company or any of its Subsidiaries to execute) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement with respect to, or that is intended to or would reasonably be expected to lead to, an Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 6.7(c)) (any such documentation, “Acquisition Proposal Documentation”).

(e)                Notwithstanding the foregoing, prior to obtaining the required stockholder approval for the Merger, the Company’s Board of Directors or any committee thereof may:

(i)                 if the Company has received an Acquisition Proposal (which Acquisition Proposal did not arise out of a breach of Section 6.7) that has not been withdrawn and that the Company’s Board of Directors or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal, (A) effect a Change of Recommendation or (B) terminate this Agreement to execute Acquisition Proposal Documentation with respect to such Superior Proposal if and only if in the case of clause (A) or (B): (1) the Company’s Board of Directors or any committee thereof determines in good faith, after consultation with outside legal counsel and financial advisors that failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under Applicable Law; (2) the Company then provides written notice to Parent (a “Notice of Superior Proposal”) that the Company intends to take such action and describing the material terms and conditions of the Superior Proposal that is the basis for such action, including with such Notice of Superior Proposal a copy of the relevant proposed transaction document(s) related to the Superior Proposal (including the identity of the Person making the proposal); (3) during the four (4) Business Day period following Parent’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its financial and legal advisors and other Representatives to, negotiate with Parent (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and (4) following the end of such four (4) Business Day period, the Company’s Board of Directors shall then have determined in good faith, taking into account any changes to the terms of this Agreement proposed in writing by Parent to the Company in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal and that the failure to effect a Change of Recommendation or terminate this Agreement pursuant to Section 8.1(e)(i) would be inconsistent with its fiduciary duties to the Company’s stockholders under Applicable Law. Any amendment to the financial terms or any other material amendment of such Acquisition Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.7(e)(i); provided, that references to the four (4) Business Day period above shall be deemed references to a two (2) Business Day period; and

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(ii)               other than in connection with an Acquisition Proposal, the Company’s Board of Directors or any committee thereof may effect a Change of Recommendation in response to an Intervening Event, if and only if: (A) the Company’s Board of Directors or any committee thereof determines in good faith, after consultation with outside legal counsel and financial advisors that failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under Applicable Law; (B) the Company then provides written notice to Parent (a “Notice of Intervening Event”) that the Company intends to take such action and describing the Intervening Event that is the basis for such action in reasonable detail; (C) during the four (4) Business Day period following Parent’s receipt of the Notice of Intervening Event, the Company shall, and shall cause its financial and legal advisors and other Representatives to, negotiate with Parent (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Intervening Event would no longer necessitate a Change of Recommendation; and (D) following the end of such four (4) Business Day period, the Company’s Board of Directors shall then have determined in good faith, taking into account any changes to the terms of this Agreement proposed in writing by Parent to the Company in response to the Notice of Intervening Event or otherwise, that the failure to effect a Change of Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties to the Company’s stockholders under Applicable Law. Any material change to the facts and circumstances relating to such Intervening Event shall require a new Notice of Intervening Event and the Company shall be required to comply again with the requirements of this Section 6.7(e)(ii); provided, that references to the four (4) Business Day period above shall be deemed references to a two (2) Business Day period.

(f)                For purposes of this Agreement, “Acquisition Proposal” means any bona fide offer or proposal (whether in writing or otherwise) from any Person (other than Parent, Purchaser or any Affiliates thereof) relating to, or that is reasonably expected to lead to, (i) any merger, consolidation, share exchange, recapitalization, liquidation, or other business combination involving the Company or any of its Subsidiaries, (ii) the acquisition or purchase of more than 20% of any class of equity securities of the Company or any of its Subsidiaries, (iii) any tender offer (including self-tenders) or exchange offer that if consummated would result in any Person beneficially owning more than 20% of any class of equity securities of the Company, or (iv) the acquisition or purchase (including by way of license) of more than 20% of the consolidated assets of the Company or assets to which 20% or more of the Company’s revenues, net income or earnings before interest expense, taxes, depreciation and amortization on a consolidated basis are attributable, other than the transactions contemplated by this Agreement. For purposes of this Agreement, a “Superior Proposal” shall mean a bona fide written Acquisition Proposal not arising out of a breach of Section 6.7 to acquire directly or indirectly more than 50% of the Shares then outstanding or all or substantially all of the assets of the Company that the Board concludes in good faith (after consultation with its independent financial advisors and outside counsel), taking into account all legal, financial, regulatory, and other aspects of the proposal, and the Person making such proposal, would, if consummated, be more favorable to the Company’s stockholders, from a financial point of view, than the Merger (in each case, taking into account any revisions to this Agreement made or proposed by Parent). For purposes of this Agreement, an “Intervening Event” means a material event, development or change in circumstances with respect to the Company occurring, arising or coming to the attention of the Company’s Board of Directors after the date of this Agreement and prior to obtaining the required stockholder approval for the Merger, and which was not known, and could not reasonably be expected to have been known or foreseen, to or by the Company’s Board of Directors as of or prior to the date of this Agreement and was not known by the Company’s executive officers or reasonably foreseeable as of or prior to the date of this Agreement; provided, however, that in no event shall (1) the receipt, existence or terms of an Acquisition Proposal, (2) any events, developments or change in circumstances of Parent, (3) clearance of the Merger under the HSR Act, (4) any pronouncements, approvals, issuances or regulations of the FDA or other Healthcare Regulatory Authority (5) any events, developments or change in circumstances relating to any products of any competitors of the Company or any of its Subsidiaries or (6) any matter relating to the foregoing or consequence of the foregoing, constitute an Intervening Event.

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(g)               Nothing contained in this Section 6.7 or elsewhere in this Agreement shall prohibit the Company, the Company’s Board of Directors from taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communications in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure required by Applicable Law; provided that making such disclosure under this Section 6.7(g) shall not in any way limit or modify the effect, if any, that any such action has under this Section 6.7.

(h)               The Company agrees that in the event any Subsidiary or Representative of the Company takes any action which, if taken by the Company, would constitute a breach of this Section 6.7, the Company shall be deemed to be in breach of this Section 6.7.

Section 6.8            Consents; Approvals and Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (a) use reasonable best efforts to make promptly its respective filings, and thereafter make any other required submissions, under the Exchange Act and any other Applicable Law, with respect to the Merger and the other transactions contemplated hereby and (b) subject to Section 6.13, use reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper, or advisable under Applicable Law to consummate and make effective the Merger and the other transactions contemplated hereby, including using reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications, and orders of Governmental Entities and cooperate to obtain all consents, approvals, and authorizations of parties to contracts with the Company or any of its Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated hereby and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action. Immediately following execution of this Agreement by the parties hereto, Parent shall act by written consent to approve this Agreement as sole stockholder of Purchaser.

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Section 6.9            Employee Benefit Plans.

(a)                Parent shall provide, or cause to be provided, to the employees (the “Affected Employees”) of the Company and its Subsidiaries, for a period of one (1) year following the Effective Time, compensation and employee benefits (other than any equity based compensation, defined benefit plan benefits or retiree medical benefits) that in the aggregate are at least comparable to those currently provided by the Company and its Subsidiaries to the Affected Employees under the Company Plans, and Parent shall cause to be provided to any Affected Employee who is terminated during such one-year period following the Effective Time severance benefits comparable or superior to those currently provided by the Company and its Subsidiaries to similarly situated employees under any Company Plan set forth on Section 6.9 of the Company Disclosure Letter.

(b)               Parent shall, or shall cause the Surviving Corporation to, honor all unused vacation, holiday, sickness, and personal days accrued by the employees of the Company and its Subsidiaries under the policies and practices of the Company and its Subsidiaries, to the extent such accruals are reflected in the Financial Statements. In the event of any change in the welfare benefits provided to any employee of the Company or any of its Subsidiaries under any Company Plan during the plan year in which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to use commercially reasonable efforts to, (i) waive all limitations as to preexisting conditions, exclusions, and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their covered dependents under such plan (except to the extent that such conditions, exclusions, or waiting periods would apply under the Company Plans) and (ii) provide each Affected Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changed plan. Parent shall, or shall cause the Surviving Corporation to, provide each Affected Employee with credit for all service with the Company and its Affiliates for purposes of determining eligibility to participate, vesting and with respect to determining benefit under any vacation or severance policy, under each employee benefit plan, policy, program, or arrangement (other than any equity based plan or defined benefit plan) in which such Affected Employee is eligible to participate, to the same extent such service was recognized under a corresponding Company Plan as of the Effective Time or except to the extent that it would result in a duplication of benefits with respect to the same period of services.

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(c)                The parties hereto agree that nothing herein expressed or implied (i) is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Section 6.9, (ii) shall create any right to continued employment with the Parent, Company, Surviving Corporation or any Subsidiary, (iii) shall interfere with Parent’s right to amend, modify or terminate any Company Plan or any other employee benefit plan, program or agreement or to terminate the employment of any employee of the Company or its Subsidiaries for any reason (or no reason) after the Effective Time, or (iv) shall be construed to establish or amend any Company Plan, or benefit plan, policy or arrangement of the Parent, its Subsidiaries, or the Surviving Corporation.

Section 6.10        Indemnification; Directors’ and Officers’ Insurance.

(a)                From and after the Effective Time, Parent shall and shall cause the Surviving Corporation and its Subsidiaries to, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the “D&O Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs, and expenses (including reasonable attorneys’ fees, costs, and other reasonable and documented out-of-pocket expenses incurred in investigating, preparing, or defending the foregoing and including any liabilities, fees, costs or other out-of-pocket expenses incurred in enforcing rights under this Agreement) arising out of or related to any threatened or actual claim, action, suit, proceeding, or investigation based on, arising out of or related to, in whole or in part, any action or omission taken or foregone in such D&O Indemnified Party’s position as a director or officer of the Company or any of its Subsidiaries and pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (the “D&O Indemnified Liabilities”), including all D&O Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or related to this Agreement or the transactions contemplated hereby, in each case to the full extent permitted under Applicable Law (and Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to, pay expenses in advance of the final disposition of any such action or proceeding to each D&O Indemnified Party; provided, that in connection with any such advancement of expenses, the applicable D&O Indemnified Party shall execute an undertaking to repay to the Surviving Corporation or its subsidiaries any amount for which it is determined by a court of competent jurisdiction that such D&O Indemnified Party would not have been entitled to indemnification under applicable law or the provisions of this Agreement). Subject to and without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any D&O Indemnified Party (whether arising before, on or after the Closing Date), (i) the D&O Indemnified Party may retain counsel satisfactory to it and reasonably satisfactory to Parent, and Parent shall cause the Surviving Corporation or its Subsidiaries to, pay all fees and expenses of such counsel for the D&O Indemnified Party promptly as statements therefor are received and (ii) the Surviving Corporation, its Subsidiaries and each D&O Indemnified Party will use all reasonable efforts to assist in the vigorous defense of any such matter; provided, that none of the Surviving Corporation, any of its Subsidiaries or Parent shall be liable for any settlement or consent decree effected without its prior written consent, which consent shall not be unreasonably withheld. Any D&O Indemnified Party wishing to claim indemnification under this Section 6.10 shall notify Parent upon learning of any such claim, action, suit, proceeding or investigation (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 6.10 except to the extent such failure prejudices Parent, the Surviving Corporation or its Subsidiaries). The parties hereto agree that all rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any such action or suit, existing in favor of the D&O Indemnified Parties with respect to matters occurring through the Closing Date shall continue in full force and effect from and after the Closing Date; provided, however, that all rights to indemnification in respect of any D&O Indemnified Liabilities asserted or made in writing to the Surviving Corporation within such period shall continue until the disposition of such D&O Indemnified Liabilities.

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(b)               For six (6) years from the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to maintain, if available, and cause the Surviving Corporation to pay the premiums associated with, officers’ and directors’ liability insurance covering the persons who are presently covered by officers’ and directors’ liability insurance policies (copies of which have heretofore been delivered to Parent) with respect to actions and omissions occurring prior to the Effective Time, providing coverage not less favorable in the aggregate than provided by such insurance in effect on the date hereof; provided, however, that in no event shall the Surviving Corporation be obligated to expend in order to obtain or maintain insurance coverage pursuant to this Section 6.10(b) any amount per annum in excess of 300% of the aggregate premiums currently paid or payable by the Company in 2013 (on an annualized basis) (which aggregate premiums currently paid or payable by the Company in 2013 (on an annualized basis) are set forth on Section 6.10(b) of the Company Disclosure Letter) for such purpose (the “Maximum Premium”); provided, that in lieu of the foregoing insurance coverage, at any time after the date hereof, the Company may, or Parent may direct the Company to, purchase a six (6)-year prepaid “tail” policy that provides coverage no less favorable to the D&O Indemnified Parties than the coverage described in this Section 6.10(b); provided, further, that the cost of such “tail” policy shall not exceed the Maximum Premium.

(c)                Parent covenants, for itself and its successors and assigns, that, after the Effective Time, it and they shall not institute any action or proceeding in any court or before any administrative agency or before any other tribunal against any of the current directors of the Company and its Subsidiaries, in their capacity as such, with respect to any liabilities, actions, or causes of actions, judgments, claims, or demands of any nature or description (consequential, compensatory, punitive, or otherwise), in each case to the extent resulting from their approval of this Agreement or the transactions contemplated hereby.

(d)               During the six (6)-year period following the Closing Date, the Surviving Corporation shall not amend, restate or otherwise modify the provisions of its certificate of incorporation or of its bylaws with respect to indemnification of and expense advancement or reimbursement to D&O Indemnified Parties in a manner that adversely affects any D&O Indemnified Party.

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Section 6.11        Challenges. The Company shall give Parent reasonable opportunity to participate in the defense of any stockholder litigation against the Company or its directors or officers relating to the transactions contemplated hereby. Without limiting the preceding sentence, the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such litigation, and the right to consult on the settlement with respect to such litigation, and the Company will in good faith take such comments into account, and, no such settlement shall be agreed to without Parent’s prior written consent. The Company shall promptly notify Parent of any such litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof. Prior to the Effective Time, the Company shall, upon the request of Purchaser, take all reasonable steps to assist in any challenge by Purchaser to the validity or applicability of any state takeover law to the transactions contemplated by this Agreement, including the Merger.

Section 6.12        Financing.

(a)                Parent and Purchaser shall use reasonable best efforts to arrange the Financing on the terms and conditions described in the Commitment Letter. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent and Purchaser shall use reasonable best efforts to arrange and obtain alternative financing in an amount sufficient to consummate the transactions contemplated by this Agreement with terms and conditions not materially less favorable (taken as a whole) to Parent and Purchaser than the terms and conditions (taken as a whole) set forth in the Commitment Letter (“Alternative Committed Financing”), including from alternative sources, following the occurrence of such event. Parent and Purchaser shall give the Company prompt written notice upon becoming aware of any breach by any party of the Commitment Letters or any termination of the Commitment Letters. Parent and Purchaser shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing or the Alternative Committed Financing, as the case may be, and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, any Commitment Letter if such amendment, modification or waiver would reasonably be expected to materially impair or delay the ability of Parent or Purchaser to receive the Financing or the Alternative Committed Financing, as the case may be, at or before the Closing or to consummate the transactions contemplated hereby. Parent and Purchaser shall provide written notice to the Company promptly upon receiving the Financing or the Alternative Committed Financing, as the case may be.

(b)               Prior to the Closing, the Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts to provide and or cause its and its Subsidiaries’ Representatives to provide to Parent and Purchaser, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent or Purchaser that is customary in connection with the arrangement of the type of Financing contemplated by the Commitment Letter (provided in all cases that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), which reasonable best efforts shall include (i) (A) furnishing Parent and Purchaser and their Financing Sources, as promptly as reasonably practicable following Parent’s or Purchaser’s request, with such pertinent and customary information, to the extent reasonably available to the Company or its Subsidiaries, regarding the Company and its Subsidiaries, and any supplements thereto, as may be reasonably requested by Parent or Purchaser to consummate the Financing and (B) furnishing Parent and Purchaser and their Financing Sources, as promptly as reasonably practicable following Parent’s or Purchaser’s request, with information regarding the Company and its Subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and its Subsidiaries) customary for the arrangement of loans contemplated by the Financing, to the extent reasonably available to the Company, its Subsidiaries or its Representatives and to assist in preparation of customary rating agency or lender presentations relating to such arrangement of loans, (ii) furnishing all consolidated financial statements, business and other financial data (other than pro forma financial statements but including, for the avoidance of doubt, any financial information of the Company and its Subsidiaries reasonably necessary to permit the Parent to prepare pro forma financial statements required under the Commitment Letter, and excluding textual descriptions of the Company’s business and financial results (other than what is customarily contained in the notes to the Company’s financial statements)), and audit reports of the Company and its Subsidiaries, and any supplements thereto required under the Commitment Letter and written financial information reasonably necessary for the Parent and the Financing Sources to prepare the “Confidential Information Memorandum” referred to in the Commitment Letter (the information referred to in clauses (i) and (ii) being referred to in this Agreement as the “Required Information”), (iii) participating and having senior management and its Representatives participate in a reasonable number of meetings, presentations, confidential information memorandum presentations and meetings, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing (including customary one-on-one meetings with the Financing Sources), (iv) assisting with the preparation of materials for rating agency presentations, bank information memoranda, and similar documents required in connection with the Financing; provided that any rating agency presentations, bank information memoranda, and similar documents required in connection with the Financing shall contain disclosure reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (v) taking all corporate actions, subject to and only effective upon the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time, (vi) executing and delivering any customary pledge and security documents, credit agreements, ancillary loan documents and customary closing certificates and documents (in each case, subject to and only effective upon occurrence of the Effective Time) and assisting in preparing schedules thereto as may be reasonably requested by Parent or Purchaser (including delivery of borrowing base certificates and delivery of a solvency certificate of the chief financial officer of the Company, (vii) assisting in (A) the preparation, execution and delivery of one or more credit agreements, indentures, currency or interest hedging agreements or (B) the amendment or modification of any of the Company’s or its Subsidiaries’ currency or interest hedging agreements, if any, in each case, on terms that are reasonably requested by Parent or Purchaser in connection with the Financing; provided that no obligation of the Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (viii) in connection with the Financing, providing customary authorization letters to the Financing Sources for the Financing authorizing the distribution of information to prospective lenders and containing a customary representation to the Financing Sources for the Financing that such information does not contain a material misstatement or omission and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or their securities, (ix) using reasonable best efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Commitment Letter to be paid off, discharged and terminated on the Closing Date, (x) providing at least two Business Days prior to the expected Closing Date all documentation and other information about the Company and each of its Subsidiaries as is requested by the Financing Sources for the Financing and required under applicable “know your customer” and anti-money-laundering rules and regulations including the USA PATRIOT Act, (xi) using reasonable best efforts to cause accountants to consent to the use of their reports in any material relating to the Financing, (xii) assisting in obtaining corporate and facilities ratings for the Financing, (xiii) requesting the Company’s independent auditors to cooperate with Parent’s reasonable best efforts to obtain customary accountant’s comfort letters (including “negative assurance”) and consents from the Company’s independent auditors, (xiv) assisting with the execution, preparing and delivering of original stock certificates and original stock powers to the Financing Sources (including providing copies thereof prior to the Closing Date) on or prior to the Closing Date, and (xv) ensuring that there are no competing issues of debt securities or syndicated credit facilities of the Company and its Subsidiaries being offered or arranged between the execution of this Agreement and the Effective Time. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and accountants costs and expenses) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.12(b) and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all direct and actual losses (other than lost profits), damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing, any action taken by them at the request of Parent pursuant to this Section 6.12(b) and any information used in connection therewith (except with respect to any information provided in writing by the Company or any of its Subsidiaries specifically for use in connection therewith), except, in each case, insofar as such losses, damages, claims, costs or expenses (i) arose out of or resulted from the common law fraud, willful misconduct or gross negligence of the Company, its Subsidiaries or their Representatives, (ii) directly resulted from the breach of any of the obligations of the Company, its Subsidiaries or their Representatives under this Agreement or (iii) that were agreed to in a settlement without the written consent of Parent.

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(c)                Notwithstanding anything to the contrary contained in this Section 6.12, (i) no obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument (other than the authorization letters referred to above) shall be effective until the Effective Time (and nothing contained in this Section 6.12 or otherwise shall require the Company or any of its Subsidiaries, prior to the Effective Time, to be an obligor with respect to the Financing) and (iii) none of the Company or any of its Subsidiaries or Representatives shall be required to pay or incur any liability for any commitment or other fee or pay or incur any other liability in connection with the Financing prior to the Effective Time.

(d)               For purposes of this Section 6.12, the term “Financing” shall also be deemed to include any Alternative Committed Financing and the term “Commitment Letter” shall also be deemed to include any commitment letter (or similar agreement) with respect to such Alternative Committed Financing.

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Section 6.13        Antitrust Approvals.

(a)                Parent, Purchaser and the Company shall: (i) as promptly as practicable but in no event later than the tenth (10th) Business Day following the date hereof, take all actions necessary to file or cause to be filed any notification and report required to be filed under the HSR Act in connection with this Agreement and the transactions contemplated hereby; (ii) use their reasonable best efforts to respond as promptly as reasonably practicable to any inquiries received from any Governmental Authority for additional information or documentation, to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with any applicable Antitrust Laws, and will use their respective reasonable best efforts to respond to any issues which may be raised by any Governmental Authority having jurisdiction over any applicable Antitrust Laws; (iii) subject to Applicable Law, consult and cooperate with the Company, and coordinate with the other party with respect to its filings and will cooperate to prevent inconsistencies between their respective filings and any other submissions, communications or correspondence with any Governmental Authority, and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under any Antitrust Laws; and (iv) to the extent that it does not constitute a Material Adverse Effect on the Company (for purposes of this Section 6.13(a) only, clause (4) of the definition of “Material Adverse Effect” shall be inapplicable), agree to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers that may be required by any Governmental Authority, so as to enable the Parent, Purchaser and the Company to close the transactions contemplated by this Agreement as soon as practicable (and in any event no later than the Termination Date, including (A) executing settlements, undertakings, consent decrees, stipulations, or other agreements with any Governmental Authority (or with any private party, but only in this later case, in order to vacate, lift, reverse, overturn, settle, or otherwise resolve any decree, judgment, injunction, or other order that prevents, prohibits, restricts, or delays the consummation of the transactions contemplated by this Agreement that may be issued by any court or other Governmental Authority in favor of that third party), (B) selling, divesting, holding separate, licensing, or otherwise conveying particular assets or categories of assets or businesses of Parent, Purchaser and the Company or their respective Affiliates, and (C) agreeing to any conduct provisions or agreeing to sell, divest, hold separate, license, or otherwise convey any particular assets or categories of assets or businesses of Parent, Purchaser and the Company or their respective Affiliates contemporaneously with or subsequent to the Closing. None of Parent, Purchaser or any of their Affiliates shall be required, in connection with the matters covered by this Section 6.13, to (i) waive any of the conditions to this Agreement set forth in Article VII, or (ii) to agree to any restrictions on the conduct of their existing or future business activities (including the Business) or to divest or agree to divest or surrender control of any of their current or future assets or businesses in order to obtain any consents or approvals of any Governmental Authority or to otherwise remove any impediments to the consummation of the transactions contemplated by this Agreement if so doing would result in a Material Adverse Effect on the Company.

(b)               Parent and Purchaser shall consider in good faith the views of the Company, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Antitrust Laws. The Company shall, subject to Applicable Law, consult and cooperate with Parent as may be reasonably requested by Parent, and consider in good faith the views of Parent, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Antitrust Laws.

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(c)                Each of Parent, Purchaser and the Company, subject to any restrictions under Applicable Law, will promptly notify the other parties hereto of any communication made to or received by it from any applicable Governmental Authority regarding any of the transactions contemplated hereby, and, if practicable, permit the other parties hereto to review in advance any proposed written communication to any such Governmental Authority and incorporate the other parties’ reasonable comments, not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend, and furnish the other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary, the parties agree that, except as otherwise provided by Applicable Law, any and all proceedings, hearings and other dealings with Governmental Authorities relating to antitrust matters shall be led by Parent and its Representatives; provided, that Parent may make all final strategic decisions after consulting in good faith with the Company.

(d)               Parent shall be responsible for the payment of all filing fees under the any Antitrust Law.

Section 6.14        Purchaser Obligations. Parent shall take all action necessary to cause Purchaser to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.15        Section 16 Matters. Prior to the Effective Time, the Company and the Company’s Board of Directors shall take all steps necessary to cause the transactions contemplated by this Agreement, including any disposition of Common Stock in connection with this Agreement by each individual who is or will be subject to the reporting requirements under Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.16        Title Information. Following the date hereof and prior to the Closing Date, the Company shall make available to Parent complete and correct copies of title evidencing the Company or its Subsidiaries ownership of the Owned Real Property.

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Article VII
CONDITIONS PRECEDENT

Section 7.1            Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

(a)                This Agreement shall have been adopted by the affirmative vote of the holders of the requisite number of shares of capital stock of the Company in accordance with the Company’s Certificate of Incorporation, the DGCL, and all other Applicable Law.

(b)               No temporary restraining order, preliminary or permanent injunction or other judgment, ruling or order issued by any court of competent jurisdiction, and no Applicable Law or other prohibition, enjoining, restraining, preventing or prohibiting the consummation of the Merger or otherwise rendering the consummation of the Merger illegal shall be in effect.

(c)                All necessary waiting periods (including all extensions thereof) under the HSR Act and all other Applicable Antitrust Laws shall have expired or been earlier terminated and any necessary consents thereunder, if required, shall have been received.

Section 7.2            Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a)                Each of Parent and Purchaser shall have performed in all material respects each of its agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date.

(b)               Each of the representations and warranties of Parent and Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date) except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Purchaser Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(c)                The Company shall have received a certificate confirming satisfaction of the conditions set forth in Section 7.2(a) and Section 7.2(b) signed on behalf of Parent by an authorized senior executive officer of Parent and a certificate confirming satisfaction of the conditions set forth in Section 7.2(a) and Section 7.2(b) signed on behalf of Purchaser by an authorized officer of each of Parent and Purchaser.

Section 7.3            Conditions to Obligations of Parent and Purchaser to Effect the Merger. The obligations of Parent and Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any of which may be waived by Parent and Purchaser in their sole discretion:

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(a)                The Company shall have performed in all material respects each of its agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date.

(b)               Each of the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date) except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that, notwithstanding the foregoing, (i) the representations and warranties set forth in Section 3.1 (Organization, Standing, and Corporate Power; Subsidiaries), Section 3.2 (Corporate Authorization), Section 3.18 (Voting Requirements), Section 3.20 (Brokers) and Section 3.22(l) and (n) (certain FDA and Related Matters) shall be true and correct in all material respects as of the Closing Date as if made on and as of such date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date) and (ii) the representations and warranties set forth in Section 3.4 (Capital Structure) shall be true and correct in all respects as of the Closing Date (other than de minimis failures to be true and correct in all respects).

(c)                Since the date of this Agreement, there shall not have occurred or exist any event, change, occurrence, circumstance, effect or condition which (individually or in the aggregate) has had, or would reasonably be expected to have, a Material Adverse Effect.

(d)               Parent and Purchaser shall have received a certificate with confirming satisfaction of the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) signed on behalf of the Company by an authorized senior executive officer of the Company.

Article VIII
TERMINATION

Section 8.1            Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company (with any termination by Parent also being an effective termination by Purchaser):

(a)                by the mutual written consent of Parent and the Company;

(b)               by either of Parent or the Company if (i) a statute, rule, executive order or other Applicable Law shall have been enacted, entered, or promulgated by any Governmental Authority prohibiting the transactions contemplated hereby on the terms contemplated by this Agreement or making the consummation of the Merger illegal or (ii) any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have complied in all material respects with its obligations under Section 6.5, Section 6.8 and Section 6.13;

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(c)                by either of Parent or the Company if the consummation of the Merger shall not have occurred on or before February 26, 2014 (the “Termination Date”); provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall not have breached in any material respect its obligations under this Agreement; provided further, however, that if the failure to consummate the Merger by the Termination Date is due solely to a delay in (i) satisfying the condition set forth in Section 7.1(c) and/or (ii) clearance by the SEC of the Proxy Statement, the date referred to in this Section 8.1(c) as the “Termination Date” shall be the earlier of (1)  April 26, 2014 (provided that Parent may extend such date to May 26, 2014 upon notice to the Company given on or before April 26, 2014 if the failure to consummate the Merger by April 26, 2014 is due solely to a delay in satisfying the condition set forth in Section 7.1(c)) or (2) five (5) Business Days after both of the following have occurred: (A) the satisfaction of the condition set forth in Section 7.1(c) and (B) this Agreement shall have been adopted by the affirmative vote of the holders of the requisite number of shares of capital stock of the Company in accordance with the Company’s Certificate of Incorporation, the DGCL, and other Applicable Law.

(d)               by either Parent or the Company if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained at the Stockholders Meeting, or any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company where the failure to obtain the approval of the stockholders of the Company shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement.

(e)                by the Company:

(i)                 if, prior to such time as the stockholders of the Company adopt this Agreement at the Stockholders Meeting, the Company’s Board of Directors shall have entered into any definitive Acquisition Proposal Documentation with respect to a Superior Proposal in accordance with Section 6.7; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(e)(i) unless (x) the Company has complied with the requirements of Section 6.7 that the Company is required to satisfy before taking action pursuant to this Section 8.1(e) and (y) prior to or concurrently with such termination the Company pays the fee due under Section 8.3; or

(ii)               if (A) there shall be a breach of any representation or warranty of Parent or Purchaser in this Agreement, or (B)  there shall be a breach by Parent or Purchaser of any of its covenants or agreements contained in this Agreement, which breach, in the case of clause (A)or (B), (x) would give rise to the failure of the condition set forth in Section 7.2(a) or 7.2(b) and (y) either is not capable of being cured or, if it is capable of being cured, has not been cured by the twentieth (20th) Business Day following written notice to Parent from the Company of such breach; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(e)(ii) if Parent or Purchaser, as applicable, is using reasonable best efforts to cure such breach and such breach could reasonably be expected to be cured by the Termination Date (as determined in accordance with Section 8.1(c)); provided further, that the Company may not terminate this Agreement pursuant to this Section 8.1(e)(ii) if the Company is in material breach of this Agreement;

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(iii)             if the Marketing Period has been completed and the conditions to closing set forth in Sections 7.1 and 7.3 are satisfied (other than those conditions that by their nature can only be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied) and Parent and Purchaser are unable to satisfy their obligation to effect the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 because of a Financing Failure; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(e)(iii) if the Company is in material breach of this Agreement; or

(iv)             if the Termination Date has lapsed and the conditions to closing set forth in Sections 7.1 (other than Section 7.1(c)) and 7.3 are satisfied (other than those conditions that by their nature can only be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied) and Parent and Purchaser are unable to satisfy their obligation to effect the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 because of a failure to satisfy the condition set forth in Section 7.1(c); provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(e)(iv) if the Company is in material breach of this Agreement.

(f)                by Parent or Purchaser:

(i)                 if the Company or the Board of Directors of the Company shall have (A) effected a Change of Recommendation, (B) entered into any Acquisition Proposal Documentation, or (C) failed to publicly reaffirm the Company Board Recommendation upon the reasonable written request therefor by Parent by the earlier of ten (10) Business Days following a reasonable written request by Parent and two (2) Business Days prior to the Stockholders Meeting;

(ii)               if (A) there shall be a breach of any representation or warranty of the Company in this Agreement or (B) there shall be a breach by the Company of any of its covenants or agreements contained in this Agreement, which breach, in the case of clause (A) or (B), (x) would give rise to the failure of the condition set forth in Section 7.3(a) or 7.3(b) and (y) either is not capable of being cured or, if it is capable of being cured, has not been cured by the twentieth (20th) Business Day following written notice to the Company from Parent or Purchaser of such breach; provided, that Parent or Purchaser may not terminate this Agreement pursuant to this Section 8.1(f)(ii) if the Company is using reasonable best efforts to cure such breach and such breach could reasonably be expected to be cured by the Termination Date (as determined in accordance with Section 8.1(c)); provided further, that Parent or Purchaser may not terminate this Agreement pursuant to this Section 8.1(f)(ii) if Parent or Purchaser is in material breach of this Agreement; or

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(iii)             if the Company shall have committed a willful and material breach of its obligations or agreements contained in Section 6.7.

Section 8.2            Effect of Termination. In the event of termination of this Agreement by either the Company or Parent or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser, or the Company, other than the provisions of Section 6.4, this Section 8.2, Section 8.3, and Article IX; provided that, subject to the limitations set forth in Section 8.4, nothing herein shall relieve any party from liability for fraud or any willful and material breach of this Agreement prior to termination.

Section 8.3            Termination Fee. In the event that (a) Parent or Purchaser terminates this Agreement pursuant to Section 8.1(f)(i) (other than as a result of a Change of Recommendation related to an Intervening Event), (b) the Company terminates this Agreement pursuant to Section 8.1(e)(i) or (c) (i) this Agreement is terminated pursuant to Section 8.1(d) or Section 8.1(f)(ii), (ii) any Person shall have publicly disclosed or shall have made known to the Company’s Board of Directors a bona fide Acquisition Proposal after the date hereof and prior to such termination, and (iii) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or consummated an Acquisition Proposal (provided that for purposes of this clause (iii) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”), then in each case, the Company shall pay, or cause to be paid, to Parent, concurrently with the time of termination in the case of a termination pursuant to Section 8.1(e)(i), as promptly as is reasonably practicable (but in no event later than two (2) Business Days) in the case of a termination pursuant to Section 8.1(f)(i) or concurrently with the consummation of the Acquisition Proposal referred to in subclause (c)(iii) of this Section 8.3, an amount (the “Termination Fee”) equal to $20,819,000. In the event that this Agreement is terminated by (i) Parent or Purchaser pursuant to Section 8.1(f)(i)(A) as a result of a Change of Recommendation related to an Intervening Event pursuant to Section 6.7(e)(ii) or (ii) the Company or Parent pursuant to Section 8.1(d) and prior to the Stockholders Meeting the Company’s Board of Directors has made a Change of Recommendation related to an Intervening Event pursuant to Section 6.7(e)(ii), then the Company shall pay, or cause to be paid, to Parent as promptly as is reasonably practicable (but in no event later than two (2) Business Days) an amount (the “Intervening Event Termination Fee”) equal to $32,030,000. Except with respect to any fraud or willful and material breach of this Agreement by the Company, Parent’s receipt of full payment of the Termination Fee or Intervening Event Termination Fee pursuant to this Section 8.3 shall be the exclusive remedy of Parent or Purchaser against the Company or any of its stockholders, partners, members, affiliates, directors, officers or agents for any loss suffered as a result of breach of this Agreement by the Company or the failure of the Merger to be consummated upon termination of this Agreement; provided, however, that nothing in this Section 8.3 shall limit the rights of Parent and Purchaser under Section 9.11. Each party hereto acknowledges that the agreements contained in this Section 8.3 and in Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties hereto would not enter into this Agreement; accordingly, if a party fails promptly to pay any amounts due pursuant to Section 8.3 or 8.4, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the amounts set forth in Section 8.3 or 8.4, as applicable, such party shall pay other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to the applicable provisions of Section 8.3 or 8.4, as applicable, from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

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Section 8.4            Parent Termination Fee.

(a)                In the event that this Agreement has been terminated (i) by the Company pursuant to Section 8.1(e)(iii), (ii) by the Company pursuant to Section 8.1(e)(iv) or (iii) by Parent or the Company pursuant to Section 8.1(b) due to a final and nonappealable order, decree or ruling enjoining or prohibiting or otherwise making illegal consummation of the Merger, in each case, under any Antitrust Law, then within two (2) Business Days following such termination Parent shall pay or cause to be paid to the Company an aggregate amount equal to $41,639,000 (the “Parent Termination Fee”); provided, however, that in the event that this Agreement is so terminated after April 26, 2014, the “Parent Termination Fee” shall be an aggregate amount equal to $48,045,000. The parties understand and agree that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(b)               Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or a willful and material breach of this Agreement, if Parent and Purchaser fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 or fail to perform hereunder as a result of a Financing Failure or a failure to satisfy the condition set forth in Section 7.1(c), then the Company’s and its Affiliates’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, Purchaser, their Affiliates, the Financing Sources and their respective Representatives and assignees for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Parent Termination Fee only to the extent provided by Section 8.4(a), and none of Parent, Purchaser, their Affiliates, the Financing Sources or their respective Representatives or assignees will have any liability or obligation to the Company or any of its Affiliates relating to or arising out of this Agreement or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. The Financing Sources (and such Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) are express third party beneficiaries of this Section 8.4(b).

Article IX
GENERAL PROVISIONS

Section 9.1            Non-Survival of Representations and Warranties. None of the representations, warranties, covenants and other agreements in this Agreement, or in any agreement delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Time, except for those covenants, agreements, and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

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Section 9.2            Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party and any rights of such party to receive a Termination Fee, Intervening Event Termination Fee or Parent Termination Fee, as applicable, pursuant to this Agreement.

Section 9.3            Amendment and Modification. This Agreement may be amended, modified, and supplemented by the parties hereto, by action taken or authorized by their respective Boards of Directors at any time prior to the Closing Date (notwithstanding any stockholder approval); provided, however, that after approval of the Merger by the stockholders of the Company, no amendment shall be made that, under Applicable Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary in this Section 9.3, Sections 8.4(b), 9.5, 9.10 and 9.13(b) may not be amended or modified in a manner that would be adverse to the Financing Sources (or such Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) without the prior written consent of the Financing Sources.

Section 9.4            Extension. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties hereto. Any agreement on the part of a party hereto to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 9.5            Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent permitted pursuant to Applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto, or (b) subject to Applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein, except that there shall be no waiver to Section 8.4(b), 9.3, 9.5, 9.10, or 9.13 (or any provision of this Agreement to the extent a waiver such provision would modify the substance of Section 8.4(b), 9.3, 9.5, 9.10, or 9.13) in a manner that would be adverse to the Financing Sources (or such Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) without the prior written consent of the Financing Sources. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. Neither the failure nor any delay by any party hereto in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right, power, privilege or remedy as to a subsequent event. The rights and remedies of the parties hereto are neither cumulative nor alternative.

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Section 9.6            Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt by facsimile or email, (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service, (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, or (d) upon actual receipt. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or to Purchaser, to:

Akorn, Inc.
1925 West Field Court, Suite 300
Lake Forest, IL 60045
	Attention:	Joseph Bonaccorsi
	Facsimile:	(866) 468-0750

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
	Attention:	David Fox
Keith S. Crow
	Facsimile:	(212) 446-6460

(b)	if to the Company, to:

Hi-Tech Pharmacal Co., Inc.
369 Bayview Avenue
Amityville, New York 11701
	Attention:	David S. Seltzer
	Facsimile:	(631) 881-9482

with a copy (which shall not constitute notice) to:

Arent Fox LLP
1717 K Street, N.W.
Washington, D.C. 20036
	Attention:	Jeffrey E. Jordan
	Facsimile:	(202) 857-6395

with a copy (which shall not constitute notice) to:

Tashlik Goldwyn Crandell Levy LLP
40 Cuttermill Road
Great Neck, NY 11021
	Attention:	Martin M. Goldwyn
	Facsimile:	(516) 829-6509

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Section 9.7            Interpretation. When a reference is made in this Agreement to a Section or an Exhibit or a Schedule, if any, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references to “dollar” or “$” shall be to the lawful currency of the United States of America. When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.” The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

Section 9.8            Certain Definitions.

(a)                “Affiliate” shall have the meaning ascribed to such term under Rule 1-02 of Regulation S-X of the SEC.

(b)               “Business Day” means any day other than Saturday, Sunday, or any other day on which banks in New York City are required or permitted to close.

(c)                “DEA” means the U.S. Drug Enforcement Administration.

(d)               “EMEA” means the European Medicines Agency.

(e)                “Financing Failure” means (i) the Financing is not available or (ii) Parent or Purchaser has not received aggregate proceeds from the Financing or any Alternative Committed Financing in an amount equal to or greater than the amount of the Financing contemplated by the Commitment Letter.

(f)                “Healthcare Regulatory Authority” means the FDA, the DEA or any other federal, state, local or foreign Governmental Authority (such as EMEA and Health Canada) that is concerned with or regulates the marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices or is concerned with or regulates public health care programs.

(g)               “Healthcare Regulatory Authorizations” means all approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Healthcare Regulatory Authority, including all investigational new drug applications and new drug applications.

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(h)               “Knowledge of the Company” means the actual knowledge of the officers of the Company set forth in Section 9.8(h) of the Company Disclosure Letter.

(i)                 “Marketing Period” means the first period of twenty (20) consecutive Business Days after the date hereof throughout which: (i) the Parent shall have the Required Information that the Company is required to provide to Parent pursuant to Section 6.12(b) in connection with any portion of the Financing to be consummated on the Closing Date; provided, that if the Company shall in good faith reasonably believe it has delivered the Required Information, it may deliver to the Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date of such notice unless the Parent in good faith reasonably believes the Company has not completed delivery of the Required Information or cannot obtain from the Financing Sources confirmation that the Required Information has been provided and, within four (4) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating to the extent reasonably possible which Required Information the Company has not delivered) and (ii) the conditions set forth in Section 7.1 and Section 7.3 shall be satisfied (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 and Section 7.3 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20-consecutive-Business-Day period; provided that November 29, 2013 shall not be considered a Business Day for purposes of determining the Marketing Period but in any event shall not restart the 20-consecutive Business Day time period; provided, further, that if the Marketing Period were to commence but would not be completed in accordance with its terms prior to December 20, 2013, then the Marketing Period shall not commence prior to January 6, 2014; provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 20-consecutive-Business-Day period, (A) the Company’s auditor shall have withdrawn its audit opinion with respect to any year end audited financial statements set forth in the SEC Documents, in which case the Marketing Period shall be deemed not to commence unless and until a new audit opinion is issued with respect thereto by the Company’s auditor or another independent public accounting firm (B) the Company shall have publicly announced any intention to restate any material financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the SEC Documents have been amended or the Company has determined that no restatement shall be required, (C) the Company shall have been delinquent (after all permitted extensions) in filing any annual, quarterly or periodic report with the SEC that would have been required to be filed by it with the SEC, in which case the Marketing Period will not be deemed to commence until all such delinquencies have been cured, or (D) the Required Information contains any untrue statement of a material fact or omits to state any material fact, in each case with respect to the Company and its Subsidiaries, necessary in order to make the statement contained in such Required information, in the context in which they were made, not misleading, in which case the Marketing Period will not be deemed to commence until all such Required Information has been corrected or disclosed; and provided, further, that the Marketing Period shall end on any earlier date on which the entire Financing is consummated.

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(j)                 “Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, or other entity.

Section 9.9            Entire Agreement. This Agreement (including the Exhibits or Schedules, if any, and other agreements and instruments delivered in connection herewith) and the Confidentiality Agreement constitute the entire agreement between the parties hereto, and supersedes all prior written agreements, arrangements, communications, and understandings, and all prior and contemporaneous oral agreements, arrangements, communications, and understandings, among the parties with respect to the subject matter of this Agreement.

Section 9.10        No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any current or former employees of the Company) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement; provided that, notwithstanding the foregoing, (a) the D&O Indemnified Parties are express third party beneficiaries of Section 6.10 and (b) each Financing Source (and such Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) is an express third party beneficiaries of each provision of this Agreement expressly intended for its benefit, including Sections 8.4(b), 9.3, 9.5, and 9.13 and this Section 9.10.

Section 9.11        Specific Performance.

(a)                The parties hereto acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party hereto does not perform the provisions of this Agreement (including by failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. The parties hereto acknowledge and agree that the parties hereto shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches or anticipated breaches of this Agreement and to enforce specifically the terms and provisions hereof, including, without limitation, (i) to enforce the terms and provisions of, and to prevent or cure breaches of, Section 6.8 by Parent or Purchaser, and (ii) to cause Parent and Purchaser to consummate the transactions contemplated hereby, if and as required pursuant to the terms and conditions hereof, including to effect the Closing on or prior to the date the Closing is required to occur pursuant to Section 1.2.

(b)               Each of the parties hereto acknowledges and agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) any party hereto has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such injunction or order. The parties further agree that (A) by seeking the remedies provided for in Section 9.11(a), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement and (B) nothing contained in this Section 9.11 shall require any party to initiate any Claim for (or limit any party’s right to institute any Claim for) specific performance under this Section 9.11 before exercising any initiate right under Article VIII (and pursuing damages after such termination) nor shall the commencement of any Claim pursuant to this Section 9.11 or anything contained in this Section 9.11 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

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(c)                Notwithstanding anything herein to the contrary, it is acknowledged and agreed that the Company shall be entitled to seek specific performance of Parent’s and Purchaser’s obligations to consummate the Merger only in the event that each of the following conditions has been satisfied: (i) the Marketing Period has ended and all of the conditions set forth in Section 7.1 and 7.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing), (ii) Parent and Purchaser fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (iii) there has not been a Financing Failure, and (iv) the Company has confirmed in a written notice delivered to Parent that if specific performance is granted and the Financing is funded, then the Closing will occur. For the avoidance of doubt, while the Company may pursue both a grant of specific performance as and only to the extent expressly permitted by this Section 9.11 and the payment of the Parent Termination Fee (only to the extent expressly permitted by Section 8.4), under no circumstances shall the Company be permitted or entitled to receive both such grant of specific performance and payment of the Parent Termination Fee.

Section 9.12        Governing Law. This Agreement and all disputes or controversies arising out of or related to this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.13        Submission to Jurisdiction.

(a)                Each of the parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware) and in the applicable courts of appeal thereto, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties agrees further to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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(b)               Notwithstanding anything to the contrary contained in this Agreement, each of the parties to this Agreement: (i) agrees that it will not bring or support any Person in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Source (or such Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) for any portion of the Financing in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (ii) agrees that, except as specifically set forth in the Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources (or such Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) in any way relating to the Commitment Letter, any of the agreements or documents relating to or entered into in connection with the Financing or the Commitment Letter or the performance of any services thereunder (the “Financing Documents”) or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Commitment Letter or the Financing Documents or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (A)  neither the Company nor any of its employees, officers, directors, stockholders or Affiliates shall have any rights or claims against any Financing Source (or such Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) in respect of any dispute arising out of or relating in any way to the Commitment Letter or Financing Documents or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise; provided, however, that this clause (A) shall not affect the rights of Parent or any of its Subsidiaries under the Commitment Letter or any of the Financing Documents and (B)  no Financing Source (or such Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) shall have any liability (whether in contract, in tort or otherwise) to any of the Company or any of its employees, officers, directors, stockholders or Affiliates for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Commitment Letter or the Financing Documents or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise; provided, however, that this clause (A) shall not affect the rights of Parent or any of its Subsidiaries under the Commitment Letter or any of the Financing Documents. Notwithstanding anything to the contrary contained in this Agreement, the Financing Sources (and such Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) are intended third-party beneficiaries of, and shall be entitled to the protections of this Section 9.13(b) and this Section 9.13(b) shall not be amended, modified or changed without the prior written consent of the Financing Sources. For the avoidance of any doubt, this Section 9.13(b) does not alter, modify, supplement or change, in any respect, the rights and obligations of any Financing Source to Parent and its Subsidiaries as set forth in the Commitment Letter.

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Section 9.14        Assignment, Successors. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (a) Parent, (b) Parent and one or more direct or indirect wholly-owned subsidiaries of Parent, or (c) one or more direct or indirect wholly-owned subsidiaries of Parent (each, an “Assignee”), provided, however, that (1) no such assignment shall relieve Purchaser of any of its obligations under this Agreement and (2) to the extent required by Section 251 of the DGCL in order for this Agreement, with such rights assigned, to be valid from and after such assignment, such assignment shall be effective only after (a) an appropriate amendment to this Agreement to effectuate such assignment shall have been executed by the parties hereto and any such Assignee and (b) such amendment, or this Agreement as so amended, shall have received all approvals required by the DGCL. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

Section 9.15        Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision or portion of any provision had never been contained herein.

Section 9.16        Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.17        Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when a counterpart has been signed by each of the parties and delivered to the other parties.

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Section 9.18        Facsimile Signature. This Agreement may be executed by facsimile or electronically transmitted signatures and a facsimile or electronically transmitted signature shall constitute an original for all purposes.

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IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

AKORN, INC.

By:	/s/ Raj Rai
Name: Raj Rai
Title: Chief Executive Officer

AKORN ENTERPRISES, INC.

By:	/s/ J. Bonaccorsi
Name: J. Bonaccorsi
Title: Secretary

HI-TECH PHARMACAL CO., INC.

By:	/s/ David S. Seltzer
Name: David S. Seltzer
Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger